SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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W. R. BERKLEY CORPORATION

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W. R. BERKLEY CORPORATION

CELEBRATING 50 YEARS / 1967-2017

Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

W. R. Berkley Corporation	475 Steamboat Road Greenwich, Connecticut 06830 Tel: (203) 629-3000 ● Fax: (203) 769-4098

To our fellow shareholders:

For 50 years, we have managed our Company with a focus on building long term value for our shareholders, and in 2016, we achieved a 13.1% return on equity while growing book value per share by 16.3%, before share repurchases and dividends. Every action we take and every part of our strategy, including our management compensation structure, is based upon generating the highest long term risk-adjusted return. We have always understood that our responsibilities to our shareholders have to be balanced with our responsibilities to all of our constituencies. This is not an idealistic view, but rather a view formulated from the recognition that we can only have the best performance if we have the best people. We can only have a truly successful Company if we do an outstanding job of meeting the needs of our customers. We have a responsibility to the society that we are part of, because without a prosperous society, our enterprise will not continue to succeed. Our culture emphasizes that everything we do and every person who participates is important to our enterprise, and that doing the right thing is the cornerstone of our success.

Over the past two years, we have spent a significant amount of time talking to many of our shareholders. We engaged in discussions to explain the complex nature of our business — particularly its long term characteristics — and how we have created a compensation system designed to align the interests of our executives with our shareholders and tied to the key elements that comprise the economics of a property casualty insurance company. The very nature of our compensation system is geared towards an analytic approach to performance. However, it does not look exclusively at accounting outcomes. Rather, it focuses on performance relative to long term risk-adjusted returns and value creation with long term incentives and a restricted stock unit plan, with receipt of grants deferred until retirement. These performance-based, long term incentive plans were structured similarly to the old Wall Street partnerships, where people had a vested interest in the long term success of the enterprise.

In measuring management’s annual performance, the Compensation Committee begins with return on equity, and then applies judgment in examining the underlying drivers of our return and management initiatives that improve or negatively impact our long term return, but may not be reflected on the financial statements in a given year. One example may be unrealized value created in an investment that may not yet be reflected in increased book value. The Compensation Committee may also consider our investment in new start-ups, which have an adverse impact on earnings in their early years, but create substantial value for our shareholders in the future.

This is a complex business that requires knowledge and expertise for the Board and Compensation Committee to differentiate performance over the long run. We think making these judgments requires expertise provided by experienced directors with diverse backgrounds and skills. Tenure and refreshment are also important issues, and this year we have nominated a new director to stand for election who will bring new expertise to our Board. We continue to search for Board members who can bring value and advice.

We remain optimistic that we can continue to create value for our shareholders by delivering outstanding risk-adjusted returns in the future.

Sincerely,

William R. Berkley	W. Robert Berkley, Jr.
Executive Chairman	President and Chief Executive Officer

“Always do right. This will gratify some people and astonish the rest.”

— Mark Twain

W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of W. R. Berkley Corporation (the “Company”) will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 16, 2017 at 1:00 p.m. for the following purposes:

(1)	To elect as directors to serve until their successors are duly elected and qualified the three nominees named in the accompanying proxy statement;

(2)	To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote;

(3)	To consider and cast a non-binding advisory vote on the frequency with which “say-on-pay” votes should be held in the future;

(4)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017; and

(5)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the Company’s By-Laws, the Company’s Board of Directors has fixed the close of business on March 20, 2017 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

IRA S. LEDERMAN

Executive Vice President and Secretary

Dated: April 6, 2017

W. R. BERKLEY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2017

Your proxy is being solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on Tuesday, May 16, 2017 at 1:00 p.m. and at any adjournment thereof. On April 6, 2017, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card and the Company’s Annual Report for the year ended December 31, 2016.

2017 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 16, 2017 at 1:00 p.m.

Location:	W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830

Record Date:	March 20, 2017

PROPOSAL	PAGE	BOARD RECOMMENDATION
1. Election of three directors	19	FOR
2. Non-binding advisory approval of the Company’s executive compensation	25	FOR
3. Non-binding advisory approval of the frequency of future non-binding advisory votes on the Company’s executive compensation	26	EVERY YEAR
4. Ratification of appointment of independent registered public accounting firm for 2017	27	FOR

2017 Proxy Statement	1

PROXY SUMMARY

Proxy Summary

This Proxy Summary highlights information about W. R. Berkley Corporation that can be found elsewhere in this proxy statement. It does not contain all of the information you should consider in voting your shares. Please read the entire proxy statement before voting.

For 50 years, the Company has been managed with a focus on building long term value for our stockholders by optimizing risk-adjusted return. This long term perspective is necessary because the property casualty insurance business has unique characteristics. An insurance policy is a promise to pay if a loss occurs at some future date, so the cost of goods sold must necessarily be an estimate. Actual losses can take several years to develop, and trends in loss costs will affect ultimate profitability. Most trends impact all companies in the same way, causing industry-wide cyclicality. However, our expertise, discipline and cycle management enable differentiation that can minimize the cyclicality in our own results. In addition, our conservative approach to exposure management reduces our volatility in relation to our competitors from catastrophes or other unforeseen events. During periods of benign catastrophes, the fundamental outperformance that comes from our careful exposure management may be less readily apparent. However, when industry-wide catastrophe losses return to more normal levels, the outperformance is again evident.

In addition, our focus on building value over the long term sometimes results in decisions where the accounting does not reflect economic reality in the short term, such as when we are required to use equity accounting for certain investments that have appreciated substantially. Another example would be our preference to start new businesses rather than acquire existing ones, which results in short term expenses from start-up costs. During these moments, our annual returns may not meet our long term target. However, as the economic value is realized over time, the long term returns outperform.

Consequently, performance of a property casualty insurance company must be measured over a long period of time in order to fully account for the inherent cyclicality and volatility of the business. These fundamental characteristics of our business require us to take a long term view of performance, compensation and board composition.

2	W. R. Berkley Corporation

PROXY SUMMARY

Our Business Must Be Managed with a Long Term Perspective

The property casualty insurance business has historically been cyclical. It can take an extended time for insured losses to be reported, ultimate costs to be determined and final payments to be made, especially for liability claims. The uncertainty of insurers’ ultimate loss costs and fluctuating competitive conditions result in alternating periods of “hard” markets (more profitable for insurers) and “soft” markets (less profitable for insurers).

Because this cyclicality can cause variability in results over time, an insurer’s results should be considered over the entire length of the cycle.

We manage our business to outperform over the full insurance cycle. Managing a property casualty insurance company for the long term requires discipline throughout the cycle, especially in soft markets. Companies that are too aggressive in soft markets can suffer large losses later.

The classic insurance cycle

We will forgo top-line growth when necessary to maintain profitability.

2017 Proxy Statement	3

PROXY SUMMARY

Losses from large events cause significant volatility in industry results. We seek to maximize returns on a risk-adjusted basis. As a result, our catastrophe losses from major industry events have been significantly lower than industry averages.

We manage our business with an appropriate consideration of volatility in analyzing risk.

In periods marked by few major catastrophes — such as we have seen recently — our competitors may benefit more than we do.

The extent of our outperformance appeared to have narrowed in the 3 year period ending 2015 due to benign catastrophes. However, a return to a more normal level of industry catastrophe losses in 2016 demonstrated that the performance gap still remains.

The graph on the left shows our average accident year loss ratios compared to highly rated competitors over periods of three, five, seven and ten years through 2015, when the more recent years had unusually benign catastrophe activity. (A lower ratio is better.) Our outperformance appeared to have declined in more recent periods. The graph on the right shows the same periods through 2016. The performance gap widened significantly with the inclusion of a year of more normal catastrophe activity.

The cornerstone to long term success is understanding risk-adjusted return. All returns are not created equal, and we need to be conscious of the risks we are taking to achieve our returns.

4	W. R. Berkley Corporation

PROXY SUMMARY

Strategies that we pursue to create long term value may result in short-term expenses or lower net investment income that limit our return on equity (“ROE”) in a given year, but they ultimately benefit long term ROE and build value for the future. Examples include starting businesses rather than acquiring them and investing for capital gains.

We make long term decisions to enhance long term ROE and build stockholder value.

Investing for capital gains causes our ROE to fluctuate from year to year. Our investment strategy is designed to support our long term return target. In response to the extended low interest rate environment, we have increased our investments in private equity, real estate and other assets and as a result, our ROE has become more variable. These changes ultimately benefit our ROE when viewed over longer periods. For many of these investments, accounting rules depart from the underlying economics and require us to carry the investments under the equity method, rather than at fair value. As a result, the appreciation in the value of certain of these investments over time is not reflected in our financial statements and results until they are sold.

Realized gains have contributed an average of 2.9% to our ROE over the past 5 years

When we sell these investments at a gain, the gain is realized all at once, introducing an element of variability to our ROE.

2017 Proxy Statement	5

PROXY SUMMARY

Our Long Term Perspective Has Driven Superior Stockholder Value Creation

Our long term approach to our business and careful exposure management have resulted in strong profitability, below average volatility and superior long term value creation for stockholders. Since our founding, our growth in book value per share has far outpaced the S&P 500® Index.
Notes: Our book value per share has been adjusted for stock dividends paid from 1975 to 1983. Stock dividends were 6% in each year from 1975 to 1978, 14% in 1979, and 7% in each year from 1980 to 1983. We have paid regular cash dividends each year since 1976, as well as periodic special dividends.

Indexes are market-cap weighted (rebalanced periodically). Compensation peer group TSR composite weighted by market capitalization (reweighted annually).

6	W. R. Berkley Corporation

PROXY SUMMARY

Our outperformance and relative stability have resulted in a premium valuation. Property casualty insurance company valuations are typically based on book value per share. Our average price/book value multiple and the industry’s both compressed at the time of the financial crisis, but our multiple has consistently exceeded the industry’s, both pre- and post-crisis.	Outperformance and stability have resulted in consistently superior valuation Source: Dowling & Partners

There is a strong correlation between long term value creation and long term total return to stockholders, as shown by the accompanying graph. The correlation improves over long periods of time. We have been a top performer compared to our compensation peer group over the last 15 years.

2017 Proxy Statement	7

PROXY SUMMARY

Our Compensation Programs Are Structured to Align Stockholder and Employee Interests by Rewarding Long Term Value Creation and to Retain Top Talent

Talent and expertise are the ultimate differentiators in our business. The combined expertise of our people in underwriting, risk management, claims handling and investing has delivered outstanding risk-adjusted returns.

We design our compensation programs to retain our top talent and align their interests with our stockholders by appropriately balancing the short term with the long term. To align interests, our long term incentive compensation awards vest after periods that are longer than the average duration of our liabilities.

Annual Cash Bonuses are Performance-Based, Though Non-Formulaic

Annual cash bonuses are performance-based. Our financial results are the starting point for award determinations with a primary emphasis on annual ROE compared to our long term 15% goal. The Compensation Committee also considers combined ratio, growth in book value per share, net income per share, investment income and consistency of management, as well as investments in new businesses and gains on long term investments.

In our industry, a formulaic bonus can encourage excessive risk taking and imprudent and short term oriented behavior that create near term payouts at the expense of the longer term health and value of the business.

Please see pages 52 and 57-61 for additional information and key metrics.

RSUs are Designed to Foster a Long Term Perspective and to Retain Top Talent

Our named executive officers (“NEOs”) are granted RSUs that are performance-based, with vesting based on our ROE. The awards use a series of rolling three-year performance periods, with the last period extending five years from the grant date.

Please see pages 49, 53-54 and 62-63 for additional information.	The accumulation of these awards encourages executives to manage for long term stock price appreciation, while enhancing loyalty to the Company.

Mandatory Deferral and Clawback: Key Features of our RSUs and Critical Differentiators. For our NEOs and other senior executives, shares earned upon vesting of RSUs are mandatorily deferred until they leave the Company. Executives have no ability to monetize vested RSUs until then. If an executive leaves our Company to work for a competitor, all unvested RSUs are forfeited and we are able to claw back vested shares.

8	W. R. Berkley Corporation

PROXY SUMMARY

Long Term Incentive Plan (“LTIP”) Awards Encourage a Long Term Perspective Please see pages 49, 53 and 63-65 for additional information.	LTIP awards are performance-based awards that pay in cash after five years. Full payout is attained only if the Company’s book value per share grows at an annualized rate of 12.5% for awards made in 2015 and 2016 and 15% for awards made in 2013 and 2014. The Compensation Committee reviews the growth rate annually for new grants. Unvested LTIP awards and vested LTIP payouts are also subject to clawback.	The structure of our LTIP program incentivizes long term value-maximizing behavior. In recent years, LTIP awards have paid out substantially below 100% of the target.

	2013 – 2017 Cycle	2014 – 2018 Cycle	2015 – 2019 Cycle	2016 – 2020 Cycle

Years Completed in 5-Year Cycle	4	3	2	1
Accrued Value as of December 31, 2016 (% of Maximum)	65%	47%	34%	17%

2017 Proxy Statement	9

PROXY SUMMARY

NEO Compensation in 2016 Reflects Our Results

2016 Was a Good Year. The Company achieved strong results in 2016. Underwriting results were on par with prior years despite the fact that catastrophe losses returned to a more normal level. Investment gains were strong. Please see pages 40-42 and 59-61.

(1)	A combined ratio below 100% indicates an underwriting profit; a lower combined ratio is better.

The Company continued to grow its business in 2016, taking advantage of opportunities created by merger and acquisition activity in our industry and other disruptions. We started five new businesses or divisions and added many talented professionals.

10	W. R. Berkley Corporation

PROXY SUMMARY

NEO Bonuses Reflect Performance Please see pages 52 and 57-61.

Our NEOs’ bonuses in 2016 reflected the Company’s improved performance over 2015, as well as changes in responsibilities.

➢   Mr. Rob Berkley’s cash bonus was increased from $1.2 million to $2.5 million, reflecting his increased responsibilities as CEO for the full year in 2016 versus only two months in 2015, in addition to the Company’s improved performance.

➢   Mr. Wm. Berkley’s cash bonus was reduced from $4.95 million to $3.5 million, a decline of 29%, which followed a 20% decline in the prior year, reflecting the change in his responsibilities, while recognizing the Company’s strong investment performance.

➢   Messrs. Lederman and Shiel had modest increases to their bonuses based on the Company’s improved performance during the year.

➢   The reduction in Mr. Ballard’s bonus and the increase in Mr. Baio’s bonus reflect the transition in CFO role to Mr. Baio that occurred in 2016, as well as the Company’s improved performance.

RSUs and LTIP Awards are Performance-Based and Continue to Incentivize Long Term Value Creation Please see pages 53-54 and 62-65.	The potential dollar value of performance-based RSUs granted to our continuing NEOs was flat compared to 2015, as was the potential value of LTIP awards. These awards are intended primarily to motivate future long term performance rather than to differentiate and reward recent performance, so the amounts granted tend not to vary with short term performance as much as cash bonuses do.

2017 Proxy Statement	11

PROXY SUMMARY

Our NEO Compensation Reflects our Performance-based Philosophy and our Emphasis on the Long Term. The great majority of compensation for our CEO and other NEOs is linked to Company performance and the creation of stockholder value, and most of their compensation is long term.

Compensation values reflected in the above illustration are based on 2016 base salary, the annual cash bonus award payment for 2016, the potential maximum value of the LTIP award for the 2016-2020 performance period, and the value of the 2016 performance-based RSU grant based on the target number of RSUs granted.

12	W. R. Berkley Corporation

PROXY SUMMARY

Our Corporate Governance Is Aligned with Our Long Term Perspective

Our long term perspective pervades and shapes our corporate governance.

Classified Board	Our classified Board is important to our philosophy of managing for the long term. Because the cycle in the property casualty insurance industry can extend over many years, it can take several years to gain a robust understanding of our business and our Company. Standing for election every three years helps our directors maintain the long term perspective needed to drive success in our business.

Board Tenure and Refreshment	Given the complexity and long-term nature of our business, our Company is best served by having a Board with an in-depth understanding of our Company and industry. Developing that expertise takes time given that the duration of our liabilities is approximately four years, and directors who have overseen our business over the full cycle are most effective. The tenure of our directors and director nominees is distributed across periods that could be considered in the insurance industry to be relatively short term, medium-term, and long term.

We value having directors with diverse perspectives and experience. The Board has nominated María Luisa Ferré to stand for election to the Board of Directors at the 2017 Annual Meeting. Ms. Ferré brings refreshment, extensive media experience and expertise and leadership skills, while enhancing the diversity of our Board. We continue to search for directors who can bring value, advice and diversity.

Highly Qualified and Experienced Directors

Each director has served in leadership roles and has significant experience in areas relevant to the Company.

The Board conducts an annual self-assessment to determine whether it and each of its committees has the right skills, experience and perspectives. Each director completes evaluations of board composition, management oversight, knowledge of the Company and its business, the board meeting process, and committee functions and effectiveness.

2017 Proxy Statement	13

PROXY SUMMARY

Director Independence and Involvement	All of our directors, other than Messrs. Wm. and Rob Berkley, are independent.
Each director attended all Board meetings and all meetings of each Board
Committee on which he or she served in 2016. All of the directors attended the
Company’s 2016 Annual Meeting.

NEO Stock Ownership Please see pages 66-67 for additional information.	The Board requires significant stock ownership by our NEOs, and our policy prohibits pledging shares used to satisfy our NEO stock ownership requirements. Our NEOs (other than one new NEO) hold stock between 8 and 109 times our ownership guidelines.

Oversight of Stock Pledging by our Executive Chairman Please see pages 70-71 for additional information.

Mr. Wm. Berkley, our founder and Executive Chairman, has pledged a portion of the stock he owns in our Company that is in excess of his ownership requirement. This is a unique circumstance given that he is the Company’s founder and served as its chief executive for nearly 50 years. The Compensation Committee reviews his pledging and the accompanying risks, and continues to be comfortable with the pledging.

➢    Pledging gives Mr. Wm. Berkley financial flexibility while maintaining his ownership.

➢    He has not sold a single share of stock since 1969, other than in connection with cashless exercise of stock options or to cover taxes due upon vesting of restricted stock awards.

➢    He has reduced his pledged shares by almost 9.7 million (53%) since 2011, including almost 3.4 million since 2016. As of March 20, 2017, his unpledged shares represent more than 65% of his total ownership, with a total market value of approximately $1.2 billion.

14	W. R. Berkley Corporation

PROXY SUMMARY

Stockholder Outreach and Program Changes

Compensation Committee Response to Say-on-Pay Advisory Vote Results and Investor Feedback. Last year, the Company’s say-on-pay vote was approved, receiving support of 68% of the shares voted. Our enhanced outreach, disclosure and presentation resulted in a dramatic increase in say-on-pay support from 2015 to 2016, particularly among the many stockholders with whom we engaged.

(1)	Total votes cast “for” divided by total votes “for” or “against”.

While we were pleased by the significant improvement, we believe we can obtain greater support.

Following the 2016 Annual Meeting, we again reached out to many of our stockholders, representing more than 64% of the outstanding shares of the Company not held by management. While a number of stockholders declined meetings, we met, spoke to or corresponded with stockholders representing 34% of the outstanding shares of the Company not held by management.

In general, investors expressed appreciation for our responsiveness to issues they raised in the prior year. The predominant message from our outreach at that time was that stockholders sought greater disclosure about our long term philosophy and how our governance and executive compensation programs align with that philosophy, rather than changes to the structure of the programs themselves. We addressed most of the issues raised by stockholders through enhanced disclosure in 2016, as well as select changes to our compensation programs, and we have made further enhancements this year.

During our most recent outreach meetings, stockholders indicated that they were pleased to see the dramatic improvement in the say-on-pay vote, as well as evidence that CEO compensation has decreased and is in line with compensation levels at our peer companies. Investors raised no significant concerns regarding the structure of our compensation program.

2017 Proxy Statement	15

PROXY SUMMARY

Specific compensation and governance-related investor commentary included the following:

Issue	Response/Comments	Page(s)

Cash bonuses paid under Annual Incentive Compensation Plan:

(1) some stockholders prefer formula-based;

(2) others recognize utility of discretion but seek more disclosure about Compensation Committee’s use of metrics.

	Significantly expanded discussion of applicability of performance metrics to our business and Compensation Committee’s view of Company’s performance against them, as well as appropriateness of targets.	57-60

CEO compensation should be more commensurate with that of our peers with similar market capitalization.	The new CEO’s pay in 2016 was significantly lower than his predecessor’s and falls within 15% of median of compensation paid to peer company CEOs.	61 and 72

A significant percentage of CEO compensation should be performance-based, and majority should be long term.	In 2016, consistent with prior years, 90% of CEO compensation was performance-based and 2/3 was long term in nature.	44 and 48

Board should adopt proxy access.	The Board regularly considers the question of proxy access and expects to continue to do so in 2017.	—

Board tenure is longer than average. Board should be comprised of qualified members with gender and racial diversity.

Nominated María Luisa Ferré to stand for election at 2017 Annual Meeting. Ms. Ferré brings refreshment, extensive media experience and expertise, and leadership skills, and she enhances diversity of our Board.

Actively seeking qualified candidates that add value and diverse skills, experience and perspectives to further refresh the Board.

21 and 35-36

Disclose additional Corporate Responsibility information.	Created webpage dedicated to Corporate Responsibility, providing overview of charitable giving, environmental stewardship and diversity and inclusion.[1]	—
[1]

http://products.wrberkley.com/corporateresponsibility/. The information on this webpage is not a part of and is not incorporated by reference into this proxy statement and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

16	W. R. Berkley Corporation

PROXY SUMMARY

Recent Compensation Program and Corporate Governance Changes. The Compensation Committee has made a number of changes to the executive compensation program in response to stockholder feedback over the last several years. These changes and other changes made to our corporate governance and executive compensation programs over the preceding few years are summarized in the table below.

Feature	2012	2013	2014	2015	2016	2017
Performance-based RSUs, with higher performance threshold beginning in 2015
Double trigger vesting of long term compensation in the event of a change in control
Annual grants of long term awards
Stock ownership guidelines with a prohibition against pledging for NEOs
Reduction in maximum potential size of pool for NEO bonuses	5.0%	5.0%	4.05%	3.3%	3.3% and $10 million per person cap
Majority voting in director elections
Corporate Responsibility Disclosure

We welcome the views of our stockholders and look forward to continuing our dialogue with you, our owners.

2017 Proxy Statement	17

PROXY SUMMARY

Votes Required to Conduct Business at the Annual Meeting or Approve Proposals

In order for business to be conducted, a quorum of a majority of our common stock outstanding and entitled to vote must be present either in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote for election of directors. On the other proposals, abstentions and broker non-votes will be treated as described in the table below.

Proposal	Discussion Beginning on Page	Vote Required to Adopt Proposal	Board Recommendation	Broker Discretionary Voting Allowed	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of three directors	19	Majority of the votes cast at the Annual Meeting (i.e., more shares voted “FOR” election than “AGAINST” election)	FOR	No	No effect	No effect
2. Non-binding advisory vote to approve the 2016 compensation of our named executive officers	25	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	No	Same effect as a vote against	No effect
3. Non-binding advisory vote to approve the frequency of future non-binding advisory votes on the compensation of our named executive officers	26	This matter is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years. Therefore, the vote required to adopt the proposal is not applicable to this matter.	EVERY YEAR	No	Will not be counted as expressing any preference	Will not be counted as expressing any preference
4. Ratification of appointment of independent registered public accounting firm for 2017	27	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	Yes	Same effect as a vote against	Not applicable

18	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Our Directors and Director Nominees

You are being asked to vote for the election of three directors. Our Board of Directors is classified in three classes, with each class having a term of three years. Six other directors are continuing in office. Detailed information about each director’s background, skills and areas of expertise can be found beginning on the following page.

Name	Age	Director Since	Occupation and Experience	Term Expiring	Independent	Committee Memberships					Other Public Company Boards
						AC	BEC	CC	NCGC	EC
Director Nominees Standing for Election
María Luisa Ferré	53	N/A	President and CEO of Grupo Ferré Rangel	2018	Yes						1 (Popular, Inc.)
Jack H. Nusbaum	76	1967	Senior Partner at Willkie Farr & Gallagher LLP	2020	Yes		✓			✓	1 (Cowen Group, Inc.)
Mark L. Shapiro	73	1974	Former Senior Consultant to the Export-Import Bank of the United States; former Managing Director of Schroder & Co. Inc.	2020	Yes	C	✓		✓	✓	1 (Boardwalk Pipeline Partners, L.P.)
Directors Continuing in Office
W. Robert Berkley, Jr.	44	2001	President and Chief Executive Officer of the Company	2019	No					✓	None
Ronald E. Blaylock	57	2001	Founder and Managing Partner of GenNx360 Capital Partners; founder and former Chairman and Chief Executive Officer of Blaylock & Company, Inc.	2019	Yes	✓	✓		✓		3 (Pfizer Inc., CarMax, Inc. and Radio One, Inc.)
Mary C. Farrell	67	2006	President of the Howard Gilman Foundation, consultant to the financial industry; former Managing Director of UBS	2019	Yes			C	✓		None
William R. Berkley	71	1967	Executive Chairman of the Board of the Company	2018	No					✓	None
Christopher L. Augostini	52	2012	Senior Vice President and Chief Operating Officer of Georgetown University	2018	Yes	✓			✓		None
Mark E. Brockbank	65	2001	Former Chief Executive Officer of XL Brockbank Ltd.	2018	Yes			✓	✓		None
AC	Audit Committee
NCGC	Nominating and Corporate Governance Committee
BEC	Business Ethics Committee
EC	Executive Committee
CC	Compensation Committee
C	Chair

As permitted by Delaware law, the Board of Directors, which currently has nine directors, is divided into three classes, each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires, and one of such directors, George G. Daly, is

2017 Proxy Statement	19

PROPOSAL 1: ELECTION OF DIRECTORS

retiring. The Board of Directors intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of Jack H. Nusbaum and Mark L. Shapiro as directors to hold office for a term of three years until the Annual Meeting in 2020 and until their respective successors are duly elected and qualified, and for María Luisa Ferré as director to hold office for a term of one year until the Annual Meeting in 2018 and until her successor is duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than three nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” all of the nominees for director.

The following table sets forth biographical and other information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting. Following each person’s biographical information, certain information is provided concerning the particular experience, qualifications, attributes or skills that (together with the qualities described in “Corporate Governance and Board Matters — Board Committees — Nominating and Corporate Governance Committee” below) led the Nominating and Corporate Governance Committee and the Board of Directors to determine that each nominee or continuing director should serve as a director.

Director Nominees for Election

Director Nominees to Serve in Office Until 2020	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

Jack H. Nusbaum	1967 Age 76

Senior Partner in the international law firm of Willkie Farr & Gallagher LLP, where he has been a partner for more than the last five years and was Chairman of the firm from 1987 through 2009. Willkie Farr & Gallagher LLP is outside counsel to the Company. Mr. Nusbaum is also a director of Cowen Group, Inc.

Key Experience, Qualifications, Attributes or Skills:

Mr. Nusbaum brings leadership, extensive legal, regulatory, financial and other broad-based business experience to the Board of Directors. In addition, Mr. Nusbaum’s service on the Company’s Board of Directors since its founding affords him extensive knowledge of the Company’s business, operations and culture.

20	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees to Serve in Office Until 2020	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

Mark L. Shapiro	1974 Age 73

Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc. He is also a director of Boardwalk Pipeline Partners, LP.

Key Experience, Qualifications, Attributes or Skills:

Mr. Shapiro’s career in investment banking and finance provides valuable broad-based business experience and insights on the Company’s business. In addition, Mr. Shapiro brings considerable financial expertise to the Board of Directors, providing an understanding of accounting, financial statements and corporate finance. In addition, Mr. Shapiro has a professional working knowledge of the Company and its operations since the Company’s initial public offering in 1973, and his extensive service on the Company’s Board of Directors affords him a depth of understanding of the Company’s business, operations and culture.

Director Nominee to Serve in Office Until 2018	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

María Luisa Ferré	N/A Age 53

President and Chief Executive Officer of Grupo Ferré Rangel since 1999 and, since 2001, of FRG, Inc., the holding company for GFR Media, LLC (formerly El Día, Inc.), the entity that publishes El Nuevo Día, Primera Hora and Indice, Puerto Rico newspapers. Ms. Ferré has also served as a member of the Board of Directors of GFR Media, LLC since 2003, serving as Chair from 2006 to February 2016. She is the Editor of El Nuevo Día and Primera Hora since 2006, and Indice since 2012. Ms. Ferré is the President and Trustee of the Luis A. Ferré Foundation since 2003, and Trustee and Vice President of the Ferré Rangel Foundation since 1999. She is also a director of Popular, Inc.

Key Experience, Qualifications, Attributes or Skills:

Ms. Ferré possesses executive leadership experience and a deep understanding of business operations as well as management and oversight skills that will allow her to make significant contributions to the Board. Her deep media and publishing experience will enable her to provide thoughtful insight regarding the communication needs of the Company.

2017 Proxy Statement	21

PROPOSAL 1: ELECTION OF DIRECTORS

Continuing Directors

Directors to Continue in Office Until 2019	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

W. Robert (“Rob”) Berkley, Jr.	2001 Age 44

President and Chief Executive Officer of the Company since October 2015 and Vice Chairman and President of Berkley International, LLC since May 2002 and April 2008, respectively. Mr. Rob Berkley served previously as President and Chief Operating Officer of the Company from November 2009 to October 2015, Executive Vice President from August 2005 to November 2009, Senior Vice President — Specialty Operations of the Company from January 2003 to August 2005, and a variety of positions of increasing responsibility since September 1997. From July 1995 to August 1997, Mr. Rob Berkley was employed in the Corporate Finance Department of Merrill Lynch Investment Company. Mr. Rob Berkley is the son of Mr. William R. Berkley.

Key Experience, Qualifications, Attributes or Skills:

Mr. Rob Berkley has been significantly involved with the Company for most of his career, including working initially at several of the Company’s operating subsidiaries and now serving as its President and Chief Executive Officer. His substantial experience in all areas of the Company’s operations, as well as his service as a Director (and prior service as Chairman of the Board) of NCCI Holdings, Inc. (the nation’s largest provider of workers’ compensation and employee injury data and statistics), on the Board of Trustees of The Institutes (representing the combined brands of the American Institute for Chartered Property Casualty Underwriters and the Insurance Institute of America) and prior investment banking experience, enable him to bring to the Board of Directors insightful, working knowledge of the Company’s business and the insurance industry.

Ronald E. Blaylock	2001 Age 57

Founder and Managing Partner of GenNx360 Capital Partners, a private equity buyout firm, since 2006. Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm, and held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company, Inc. in 1993. Mr. Blaylock is also a director of Pfizer Inc., CarMax, Inc. and Radio One, Inc.

Key Experience, Qualifications, Attributes or Skills:

Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, Mr. Blaylock brings substantial financial expertise to the Board of Directors. In addition, Mr. Blaylock’s experience on the boards of directors of other public companies enables him to bring other public company leadership, operational perspectives and experience to the Board of Directors.

22	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Directors to Continue in Office Until 2019	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

Mary C. Farrell	2006 Age 67

President of the Howard Gilman Foundation since September 2009, consultant to the financial services industry since 2005 and a Director of Fidelity Strategic Advisor Funds since 2013. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group.

Key Experience, Qualifications, Attributes or Skills:

Ms. Farrell’s career in investment banking, including serving in various leadership roles at UBS, provides valuable business experience and critical insights regarding investments, finance and strategic transactions. Ms. Farrell brings considerable financial expertise to the Board of Directors, providing an understanding of financial statements, corporate finance, executive compensation and capital markets.

Directors to Continue in Office Until 2018	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

William R. (“Wm.”) Berkley	1967 Age 71

Chairman of the Board since the Company’s formation in 1967 and Executive Chairman since October 2015. He also served as Chief Executive Officer from 1967 to October 2015. He served as President and Chief Operating Officer from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. Mr. Wm. Berkley also served as a director of The First Marblehead Corporation (until June 2012). Mr. Wm. Berkley is the father of Mr. Rob Berkley.

Key Experience, Qualifications, Attributes or Skills:

The founder, Executive Chairman of the Board and former Chief Executive Officer of the Company, Mr. Wm. Berkley is widely regarded as one of the most distinguished leaders of the insurance industry. Mr. Wm. Berkley provides the Company with strategic leadership, bringing to the Board of Directors deep and comprehensive knowledge of, and experience with, the Company and all facets of the insurance and reinsurance businesses. Mr. Wm. Berkley has significant investment related experience, including oversight and management, since prior to his founding of the Company. Mr. Wm. Berkley’s service as Executive Chairman of the Company creates a vital link between management and the Board of Directors, enabling the Board of Directors to perform its oversight function with the benefit of management’s insight on the business. In addition, Mr. Wm. Berkley’s service on the Board of Directors provides the Company with effective, ethical and responsible leadership.

2017 Proxy Statement	23

PROPOSAL 1: ELECTION OF DIRECTORS

Directors to Continue in Office Until 2018	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

Christopher L. Augostini	2012 Age 52

Senior Vice President and Chief Operating Officer of Georgetown University, where he has served in various positions, including as Chief Financial Officer, since joining Georgetown University in 2000. Previously, from 1995 to 2000, Mr. Augostini worked for New York City Mayor Rudolph Giuliani’s administration in various capacities, including chief of staff to the deputy mayor for operations, director of intergovernmental affairs, and deputy budget director. In the late 1980s and early 1990s, Mr. Augostini served as an analyst for the New York State General Assembly’s Higher Education Committee and its Ways and Means Committee. He began his career conducting workforce and economic development research at the Nelson A. Rockefeller Institute of Government, the public policy arm of the State University of New York higher education system.

Key Experience, Qualifications, Attributes or Skills:

Mr. Augostini’s extensive experience at senior levels of both a major university and in government enables him to provide valuable business, leadership and management insights to the Company’s Board of Directors. Mr. Augostini possesses operational, financial, management and investment expertise.

Mark E. Brockbank	2001 Age 65

Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London. Mr. Brockbank was a founder of the predecessor firm of XL Brockbank Ltd. and was a director of XL Brockbank Ltd. from 1983 to 2000.

Key Experience, Qualifications, Attributes or Skills:

Mr. Brockbank’s service as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London, provides him with valuable entrepreneurial business, leadership and management experience, and particular knowledge of the insurance industry. Mr. Brockbank also brings significant business acumen to the Board of Directors, including a strong understanding of insurance and reinsurance risk evaluation, executive compensation and related areas.

24	W. R. Berkley Corporation

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 2: Non-Binding Advisory Vote on Executive Compensation

We submit to our stockholders this non-binding advisory vote on the compensation of our NEOs, which gives stockholders a mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Board of Directors or the Company, the Board of Directors values the views of our stockholders. The Board of Directors and Compensation Committee will review the results of the non-binding vote and consider them in addressing future compensation policies and decisions. In response to feedback from our stockholders, the Company has made changes to its executive compensation program over the preceding several years as described below under the heading “Compensation Discussion and Analysis — Stockholder Outreach and Program Changes.”

We believe that our executive compensation programs create a strong competitive advantage in the market both for retaining talent and for creating long term stockholder value. They align the interests of our NEOs with those of our stockholders, and reward achievement of our strategic objectives. See “Compensation Discussion and Analysis — Objectives and Design of the Executive Compensation Program” below.

A substantial majority of our NEOs’ compensation is linked to Company performance and stockholder value over the long term.

➢

Because of the cyclical nature of our industry and the need to maintain a long term perspective, we use a non-formulaic performance-based annual bonus program, which provides the Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short term oriented behavior that is detrimental to long term value creation.

➢

RSUs for our NEOs have been performance-based since 2014. Additionally, for our NEOs and certain other senior executives, RSU awards contain a mandatory deferral feature that delays settlement and delivery of shares until the executive’s separation from service with the Company, which further promotes a long term perspective on performance.

➢

Our LTIP program promotes our long term approach to compensation incentives, as well as our emphasis on pay for performance, because LTIP awards remain outstanding over a five-year period and have value only to the extent that the Company achieves growth in book value per share.

➢	Consistent with good corporate governance practices, we do not provide our NEOs with employment agreements or cash severance agreements in the event of a termination of employment.

The non-binding advisory vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to provide our stockholders with the opportunity to approve, on an aggregate basis and in light of our corporate performance, the compensation program for our NEOs as described in this proxy statement. The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers listed in the 2016 Summary Compensation Table included in the proxy statement for the 2017 Annual Meeting, as such compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

The Board of Directors unanimously recommends a vote “FOR” this resolution.

2017 Proxy Statement	25

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Proposal 3: Non-Binding Advisory Vote on Frequency of Vote on Executive Compensation

Stockholders are being asked to vote, on a non-binding advisory basis, on the frequency of future stockholder non-binding advisory votes on the compensation of our NEOs (the “say-on-pay” vote), of the nature reflected in Proposal 2 above. This non-binding advisory vote on the frequency of future say-on-pay votes is required to be conducted every six years. We last asked our stockholders to indicate the frequency with which they believe a say-on-pay vote should occur at our 2011 Annual Meeting. At that time, our stockholders voted in favor of the annual submission of future say-on-pay votes. Our Board adopted this approach and the Company has had annual say-on-pay votes beginning with the 2012 Annual Meeting.

Since 2011, stockholders have had a non-binding, advisory vote on the compensation of our NEOs every year. We believe that the say-on-pay vote should continue to take place every year, notwithstanding our Compensation Committee’s focus on multi-year performance-based compensation. Having the ability to assess the effectiveness of the Company’s compensation programs in promoting the Company’s long term performance and to express their views on our compensation program on an annual basis provides stockholders an important channel of communication with the Compensation Committee. The Compensation Committee also benefits from this frequency of future say-on-pay votes, and based on such yearly feedback, will be positioned to consider appropriate changes to the Company’s compensation programs as necessary, while avoiding over-emphasis on short term variations in compensation and business results.

Stockholders may indicate whether they prefer that we hold a say-on-pay vote every year, every two years, or every three years, or they may abstain from this vote. The option that receives the highest number of votes cast by stockholders will reflect the frequency for future say-on-pay votes that has been selected by stockholders. Although the vote on the frequency of future say-on-pay votes is not binding on the Board or the Company, the Board values the views of our stockholders. The Board and Compensation Committee will review the results of the advisory vote and take them into consideration in determining how often to conduct the say-on-pay vote.

The Board of Directors unanimously recommends that stockholders vote to hold future non-binding advisory votes on the compensation of the Company’s named executive officers “EVERY YEAR.”

26	W. R. Berkley Corporation

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2017. The appointment of this firm was recommended to the Board of Directors by the Audit Committee. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board of Directors will reconsider its action and will appoint auditors for the 2017 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Information on KPMG’s fees for 2016 and our pre-approval policy for services provided by the Company’s independent auditors is provided under “Audit and Non-Audit Fees” on page 83.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

2017 Proxy Statement	27

EXECUTIVE OFFICERS

Executive Officers

Our executive officers who do not also serve as a director are listed below. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board of Directors. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 4, 2017.

Name	Age	Position
Eugene G. Ballard	64	Executive Vice President — Finance
Ira S. Lederman	63	Executive Vice President and Secretary
James G. Shiel	57	Executive Vice President — Investments
Richard M. Baio	48	Senior Vice President — Chief Financial Officer and Treasurer
Matthew M. Ricciardi	49	Senior Vice President — General Counsel

Eugene G. Ballard served as Chief Financial Officer of the Company from June 1999 to May 2016, as a Senior Vice President from June 1999 to June 2015 and as an Executive Vice President since June 2015. He was also Treasurer from June 1999 to May 2009. He has over 40 years of experience in the accounting and finance profession, including more than 25 years in the property casualty insurance industry.

Ira S. Lederman has served as Corporate Secretary since November 2001, as a Senior Vice President from January 1997 to June 2015 and as an Executive Vice President since June 2015. He was also General Counsel from November 2001 to May 2015. He joined the Company in 1983.

James G. Shiel has served as Executive Vice President — Investments of the Company since June 2015. Previously, he was Senior Vice President — Investments from January 1997 to June 2015 and Vice President — Investments from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

Richard M. Baio has served as Senior Vice President — Chief Financial Officer and Treasurer since May 2016. Previously he was Vice President and Treasurer since joining the Company in May 2009. He has over 25 years of experience in the insurance and financial services industry, having served prior to joining the Company as a director in Merrill Lynch & Co.’s financial institutions investment banking group and as a partner in Ernst & Young’s insurance practice.

Matthew M. Ricciardi has served as Senior Vice President — General Counsel since joining the Company in May 2015. Previously, he served as Chief Counsel, General Corporate from 2013 to 2015, and as Chief Counsel, Public Company & Corporate Law from 2008 to 2013, of MetLife, Inc. From 1995 to 2008, Mr. Ricciardi was with the New York office of the law firm Dewey & LeBoeuf and its predecessor firm, LeBoeuf, Lamb, Greene & MacRae LLP, where he was a partner from 2001 to 2008.

28	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Board Matters

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board of Directors has adopted written Corporate Governance Guidelines, which address, among other things:

➢	director qualification (including independence) standards;

➢	director responsibilities;

➢	director access to management and independent advisors;

➢	director compensation;

➢	director orientation and continuing education;

➢	director election procedures;

➢	management succession; and

➢	annual performance evaluation of the Board of Directors.

Corporate Governance Highlights

✓	Majority Voting for Directors

✓	Majority of Independent Directors (7 of 9)

✓	Separate Chairman and CEO

✓	Classified Board of Directors to align with long term nature of business

✓	Diversified Tenure of Directors balances board refreshment with benefit of overseeing the Company over the full insurance cycle

✓	Regular Executive Sessions of Independent Directors

✓	Annual Board and Committee Self-Evaluations

✓	Risk Oversight by Full Board and Committees

✓	Enterprise Risk Management Committee: management committee reports periodically to the Board

✓	Stock Ownership Requirements for Executives and Directors

✓	Anti-Hedging Policy

✓	Anti-Pledging Policy for shares satisfying NEOs’ ownership requirement

✓	Compensation Clawback for long term compensation vehicles

✓	Annual Equity Grant to Directors

✓	Statement of Business Ethics for the Board of Directors

✓	Robust Investor Outreach Program

2017 Proxy Statement	29

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Corporate Governance Guidelines and the charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.wrberkley.com.

Director Independence and Attendance. The Board of Directors is currently composed of nine directors, all of whom, other than Messrs. Wm. Berkley and Rob Berkley, have been determined by the Board of Directors to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

In making its determination with respect to Mr. Nusbaum, the Board of Directors considered the relevant facts and circumstances of Mr. Nusbaum’s business and personal relationships with Mr. Wm. Berkley, including (1) that Mr. Nusbaum is a Senior Partner in the international law firm of Willkie Farr & Gallagher LLP (“Willkie”), which serves as legal counsel to the Company, and (2) Mr. Nusbaum’s long service on the Board of Directors of the Company, his previous service on the board of directors of other companies affiliated with Mr. Wm. Berkley, and his personal relationship with Mr. Wm. Berkley over such time.

The Board of Directors determined that Mr. Nusbaum be classified as an independent director, based on (1) the relative insignificance of the Company’s annual legal fees paid to Willkie, representing less than 0.1% of Willkie’s total annual revenue (including that such fees fall below the NYSE’s materiality threshold); (2) Mr. Nusbaum’s reputation and professional background evidencing his independent nature, and particularly Mr. Nusbaum’s history of acting independently of Company management; and (3) Mr. Nusbaum’s personal financial substance and lack of economic dependence on Mr. Wm. Berkley and the Company. The Board of Directors also noted that Mr. Nusbaum did not have any transaction or other relationship that precludes a determination of independence under the specific tests in Section 303A.02(b) of the NYSE rules.

The Board of Directors held four meetings during 2016. Each director attended 100% of the meetings of the Board of Directors and all meetings of each Board committee on which they served. All of the directors attended the Company’s 2016 Annual Meeting.

30	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Committees

The Board has five standing committees: Audit, Business Ethics, Compensation, Nominating and Corporate Governance and Executive. The table below provides membership and meeting information for each of these committees for 2016.

Committees

	Audit	Business Ethics(1)	Compensation	Nominating and Corporate Governance(2)	Executive
Meetings in 2016	9	1	6	2	0
Committee Member
Christopher L. Augostini	M			M
William R. Berkley					C
W. Robert Berkley, Jr.					M
Ronald E. Blaylock	M	M		M
Mark E. Brockbank			M	M
George G. Daly			M	M
Mary C. Farrell			C	M
Jack H. Nusbaum		M			M
Mark L. Shapiro	C	M		M	M

M    Member                    C     Chair

(1) The chair of the Business Ethics Committee is selected by rotation among the members.

(2) The chair of the Nominating and Corporate Governance Committee is selected by rotation among the chair of the Audit Committee, the chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

2017 Proxy Statement	31

CORPORATE GOVERNANCE AND BOARD MATTERS

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring:

➢	the integrity of the financial statements of the Company;

➢	the independent auditors’ qualifications and independence;

➢	the performance of the Company’s internal audit function and independent auditors; and

➢	compliance by the Company with legal and regulatory requirements.

The Audit Committee has also adopted procedures to receive, retain and treat any good faith complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Board of Directors has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2017 and is recommending that our stockholders ratify this appointment at the Annual Meeting. See Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm on page 27 of this proxy statement.

The report of our Audit Committee is found on page 82 of this proxy statement.

Compensation Committee. The Compensation Committee has overall responsibility for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s senior executive officers and directors.

Each member of the Compensation Committee is independent under the rules of the NYSE, is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The report of our Compensation Committee on executive compensation is found on page 69 of this proxy statement.

Compensation Consultant. During 2016, the Compensation Committee retained the services of an external executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The mandate of the external compensation consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by the external compensation consultant on the Compensation Committee’s behalf includes:

➢	competitive market pay analyses, including proxy data studies, board of directors pay studies, and market trends;

➢	ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

32	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

➢	assistance with the redesign of any compensation or benefit programs, if desired/needed; and

➢	preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct the external compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the external compensation consultant, and the Compensation Committee evaluates the external compensation consultant periodically.

In February 2017, the Compensation Committee assessed the independence of Meridian pursuant to SEC regulations, considering various factors bearing on adviser independence, including the six factors mandated by the SEC rules. The Compensation Committee concluded that Meridian is independent from the Company’s management and that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. The Compensation Committee also reviewed and was satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Meridian supporting the Compensation Committee. The Company does not engage Meridian for any services other than its services to the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed to assist the Board of Directors in:

➢	identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board of Directors);

➢	recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board of Directors;

➢	overseeing the evaluation of the Board of Directors and management;

➢	reviewing the corporate governance guidelines and the corporate code of ethics; and

➢	generally advising the Board of Directors on corporate governance and related matters.

All of the members of the Nominating and Corporate Governance Committee are considered independent under the rules of the NYSE.

Qualifications of Director Candidates. The Company’s Corporate Governance Guidelines (the “Guidelines”) set forth certain qualifications and specific qualities that candidates should possess. In accordance with the Guidelines, the Nominating and Corporate Governance Committee, in assessing potential candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a director’s service on the boards of directors of other public companies. The Guidelines further state that directors should:

➢	bring to the Company a range of experience, knowledge and judgment;

➢	have relevant business or other appropriate experience;

➢	maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board of Directors and its committees; and

➢

demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning.

2017 Proxy Statement	33

CORPORATE GOVERNANCE AND BOARD MATTERS

In identifying and recommending director nominees, the Nominating and Corporate Governance Committee members may take into account such factors as they determine appropriate and will assess the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In accordance with the Guidelines, when considering the overall composition of the Board of Directors, the Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experiences, qualifications, attributes and skills necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments. The Nominating and Corporate Governance Committee seeks directors with experience in a variety of professional disciplines and business ventures who can provide diverse perspectives on the Company’s operations. The Nominating and Corporate Governance Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board of Directors based on the foregoing factors and nominates candidates to fill vacancies accordingly.

The Nominating and Corporate Governance Committee will evaluate qualified director candidates recommended by stockholders in accordance with the criteria for director selection described above, on the same basis as any other candidates. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of the nominee’s qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals” below.

Other Standing Committees. During 2016, the Board of Directors had two other standing committees in addition to the committees set forth above: the Executive Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board of Directors during periods between Board of Directors meetings.

The Business Ethics Committee administers the Company-wide business ethics program. The Business Ethics Committee reviews certain disclosures made by Company employees and directors under the Company’s Code of Ethics and Business Conduct and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethics concern and takes any appropriate action.

Additional Information Regarding the Board of Directors

Board Leadership Structure. The Company’s By-Laws provide that the chairman of the board may, but is not required to, be the chief executive officer and/or any other executive officer or non-executive officer of the Company. The Board of Directors regularly reviews and considers the Board’s leadership structure, including whether separation of the positions of chairman and chief executive officer is desirable.

34	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

Since October 31, 2015, Mr. Rob Berkley, previously our President and Chief Operating Officer, has been our President and Chief Executive Officer, and Mr. Wm. Berkley, previously our Chairman and Chief Executive Officer, has been Executive Chairman, thereby separating the chairman and chief executive officer positions.

Mr. Wm. Berkley founded the Company in 1967 and has been its Chairman of the Board since that time, a period of fifty years, and also served as the Company’s Chief Executive Officer from 1967 to October 2015. Under Mr. Wm. Berkley’s strategic leadership, the Company has grown and prospered significantly, with Mr. Wm. Berkley being recognized for his extensive experience in and leadership of the insurance and reinsurance industries. Risk oversight is an especially complex issue for property casualty insurance companies, and the Board of Directors believes that the Company’s structure under Mr. Wm. Berkley’s leadership serves this function well.

The Board of Directors believes that its leadership structure serves the Company well by facilitating communication between the Board of Directors and senior management of the Company as well as the Board’s oversight of the Company’s business and affairs. The Board of Directors believes that combining the extensive experience and leadership of Messrs. Rob and Wm. Berkley will continue to effectively promote stockholders’ long term interests.

Executive Sessions. In accordance with applicable NYSE rules, the independent directors meet regularly in executive session, which serves to promote open discussion among these directors. The presiding director at these executive sessions rotates among the Chair of the Audit Committee, the Chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee. The Board of Directors believes that this rotation provides different directors the opportunity to guide the Board’s agenda and facilitates collegiality among Board members.

Board Self-Assessment. The Board of Directors conducts an annual self-assessment to determine whether it and each of its committees has the right skills, experience and perspectives. Each year, each director completes an evaluation covering board composition, management oversight, knowledge of the Company and its business, the board meeting process, and committee functions and effectiveness. Responses are reviewed and presented to the Board of Directors.

Classified Board. Our classified Board is important to our philosophy of managing for the long term. Because the cycle in the property casualty insurance industry can extend over many years, it can take at least that long to gain a robust understanding of our business and our Company. Standing for election every three years helps our directors maintain the long term perspective needed to drive success in our business.

Board Tenure and Refreshment. Given the complexity and long term nature of our business, our Company is best served by having a Board with an in-depth understanding of our Company and industry. Developing that expertise takes time given that the duration of our liabilities is approximately four years, and directors who have overseen our business over the full insurance cycle are most effective. The tenure of our directors is distributed across periods that could be considered in the insurance industry to be relatively short term, medium-term, and long term.

We value having directors with diverse perspectives and experience. We are actively seeking qualified candidates that add value and diverse skills, experience and perspectives to further refresh the Board.

2017 Proxy Statement	35

CORPORATE GOVERNANCE AND BOARD MATTERS

The current average tenure of our continuing directors is 26 years. Three of our directors who are at or over 72 years of age (the age at which we have historically not nominated a director to stand for reelection) have continued to serve at our request while we search for new directors to join our Board, but one of those directors (Mr. Daly) is retiring as a director following the 2017 Annual Meeting. The average tenure of the remaining six directors is 19 years and, if our Executive Chairman (who has served as a director since founding the Company in 1967) is excluded, the remaining five directors have an average tenure of less than 13 years.

Board Role in Risk Oversight. Managing risk is a critical element of any property casualty insurance business, such as the Company. The Board of Directors believes that risk oversight is a key responsibility of the entire Board of Directors. Risk management is one of the core responsibilities of the Executive Chairman and the President and Chief Executive Officer and is a critical responsibility of every other senior officer of the Company and its operating units.

The strategic management of risk in an insurance business is a multi-level proposition. The Board of Directors has an active role, both as a whole and also at the committee level, in risk oversight. The Board of Directors and its committees receive periodic updates from members of senior management, including the Senior Vice President — Enterprise Risk Management, on areas of material risk to the Company, including operational, financial, strategic, competitive, investment, reputational, legal and regulatory risks. Among other things, the Board of Directors as a whole oversees management’s assessment of business risks relating to the Company’s insurance operations and investment portfolio.

At the committee level:

➢	Our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any.

➢	Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. See “Discussion of Risk and Compensation Plans” on pages 70-71.

➢	Our Nominating and Corporate Governance Committee considers issues associated with the independence of our Board of Directors, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

Risk management is a core tenet of the Company, with the concept of achieving appropriate risk-adjusted returns in our business a driving principle since the Company was founded. As a key element of their duties, our senior executive officers are responsible for risks and potential risks as they arise from day to day in their various operational areas. The Company’s Senior Vice President — Enterprise Risk Management, who is responsible for enterprise risk management, reports directly to the President and Chief Executive Officer and also reports to the Board of Directors regarding the Company’s risk management. The Company’s Enterprise Risk Management Committee, which is composed of the President and Chief Executive Officer, Senior Vice President — Enterprise Risk Management, Executive Vice President — Investments, Executive Vice President — Finance and Executive Vice President and Secretary, meets quarterly, and more frequently as necessary, to review and monitor levels of risk of various types. In addition, our internal audit function reports to our Audit Committee on a quarterly basis, and more frequently to the extent necessary.

Our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

36	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Committee Interlocks and Insider Participation

During 2016, the Compensation Committee was composed of Ms. Farrell and Messrs. Brockbank and Daly. No member of the Compensation Committee was, during 2016, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2016.

Code of Ethics

We have had a Code of Ethics and Business Conduct in place for many years. This code applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This code covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for Senior Financial Officers. This code, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Code of Ethics and Business Conduct, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, if any, on our website.

Communications with Non-Management Directors

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. With respect to communications to non-management members of the Board of Directors, the General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of all such communications upon the request of the addressed director.

Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov.

2017 Proxy Statement	37

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions with Management and Others

As described above, the Company has adopted both a Code of Ethics and Business Conduct that applies to all officers and employees and a Statement of Business Ethics for the Board of Directors (together, the “Statements”), each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure of any such transaction to the Company. Company management initially determines whether a disclosed transaction by an employee requires review by the Business Ethics Committee. Based on its consideration of all of the relevant facts and circumstances, the Business Ethics Committee decides whether or not to approve such a transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Business Ethics Committee. The Business Ethics Committee will evaluate all available options, including ratification, revision or termination of such transaction.

During 2016, the Company continued to engage the services of Associated Community Brokers (“ACBrokers”), an insurance agency indirectly owned by Mr. Wm. Berkley, the Company’s Executive Chairman, and Mr. Rob Berkley, the Company’s President and Chief Executive Officer. During 2016, ACBrokers received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $1,549,116 in connection with insurance brokerage services provided to the Company and certain of its subsidiaries, and received a fee of $148,700 from the Company for services rendered in connection with the administration of the Company’s medical benefits program. In addition, ACBrokers may place business on behalf of unrelated third parties with insurance company subsidiaries of the Company.

Also during 2016, two of the Company’s non-officer employees performed services for Interlaken Capital, Inc. (“Interlaken”), a company substantially owned and controlled by Mr. Wm. Berkley, the Company’s Executive Chairman. Interlaken separately compensates those Company employees for providing such services.

The above transactions between the Company and ACBrokers and Interlaken, respectively, have been previously approved by our independent Business Ethics Committee in accordance with the procedures described above.

BlackRock, Inc., which beneficially owns more than 5% of the Company’s common stock, provides, on an arm’s length basis, investment management software to the Company for which the Company paid fees to BlackRock of approximately $1.35 million during 2016. As BlackRock is not an officer, employee or director of the Company, the Statements do not require approval of this arrangement by the Business Ethics Committee.

Mr. Nusbaum, a director of the Company, is a Senior Partner of Willkie Farr & Gallagher LLP, outside counsel to the Company.

38	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

2017 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides material information about the Company’s compensation policies, objectives and decisions regarding our NEOs as well as perspective for investors on the amounts disclosed in the Summary Compensation Table and other tables, footnotes and narrative that follow.

This Compensation Discussion and Analysis and the tables that follow cover the compensation paid in 2016 to the following six NEOs:

➢	W. Robert Berkley, Jr.: President and Chief Executive Officer (“CEO” or “Mr. Rob Berkley”);

➢	William R. Berkley: Executive Chairman of the Board (“Executive Chairman” or “Mr. Wm. Berkley”);

➢	Richard M. Baio: Senior Vice President — Chief Financial Officer and Treasurer;

➢	Eugene G. Ballard: Executive Vice President — Finance and former Chief Financial Officer;

➢	Ira S. Lederman: Executive Vice President and Secretary; and

➢	James G. Shiel: Executive Vice President — Investments.

Executive Summary

Business Highlights for Fiscal Year 2016. The Company’s 2016 performance was strong, as management continued to create value while managing risk and volatility throughout the business, despite challenges created by the extended low interest rate environment and incrementally more competitive market conditions in many lines of insurance. The Company created value for stockholders in the following ways:

➢

Our combined ratio of 94.3% outperformed the property casualty insurance industry by 6.4 points. While the Company’s combined ratio increased slightly compared to 2015 due to an industry-wide return to a more normal level of catastrophe losses, the outperformance over the industry increased by 2.1 percentage points. Combined ratio is a financial metric that represents our underwriting profitability excluding investment income; a value of less than 100% indicates an underwriting profit, and a lower combined ratio is better. A comparison to an industry benchmark automatically adjusts for competitive conditions and allows us to better gauge our performance relative to our competitors.

➢

Our after-tax ROE was 13.1% and pre-tax ROE(1) was 19.5% for the year, despite the challenging low interest rates impacting investment income. ROE benefited from realized investment gains of $285 million pre-tax, in accordance with our strategy of investing a portion of our portfolio for capital gains.

➢	Book value per share increased 11.6% to $41.65; our 2016 growth in total value creation (book value per share increase before dividends and share repurchases) was 16.3%.

➢	Investment income for 2016 was $564 million, and net realized investment gains were $285 million.

➢	2016 net income per diluted share was $4.68, up from $3.87 in 2015; and 2016 pre-tax income(1) per diluted share was $6.96, up from $5.62 in 2015.

(1)	See Annex A for a reconciliation of pre-tax income, a non-GAAP financial measure, to net income, its most directly comparable GAAP measure. Pre-tax ROE is calculated based on pre-tax income.

40	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

➢	We returned $316 million of capital to our stockholders in 2016 through special and ordinary cash dividends on our common stock of $184 million and share repurchases totaling $132 million.

➢	We started five new businesses or operating units and added many talented professionals.

➢

We continued our practice of making certain investments and strategically divesting certain of those investments with the aim of generating capital gains that enhance long term returns and stockholder value. Net realized investment gains added 3.8 percentage points to our ROE in 2016.

Our reported 2016 results are prepared under U.S. generally accepted accounting principles (“GAAP”), which may not fully reflect the then current fair values of some of our assets.

➢

For real estate that we own, the accounting rules require us to record those properties in our financial statements at cost. As a result, any appreciation of these properties since we acquired them is not reflected in our financial statements.

➢

Over the past few years, in response to the low interest rate environment, we have increased our allocation to investments intended to generate capital gains rather than regular investment income. For many of these investments, accounting rules require us to carry the investments under the equity method, rather than at fair value. As a result, appreciation in the value of these investments over time is not reflected in our financial statements and results. When the investment is sold, however, the gain is realized.

An example of how we invest for capital gains and how the unrealized value of certain investments is not reflected on our balance sheet is our investment in HealthEquity, Inc. (“HealthEquity”). We invested a total of $17.8 million in HealthEquity beginning in 2006, when it was privately held, and the investment was carried under the equity method of accounting at cost plus accumulated earnings. HealthEquity became a publicly traded company in July 2014, and the market value of our investment increased to $354 million at September 30, 2014. However, because we owned more than 20% of HealthEquity’s common stock, resulting in a presumption of significant influence, GAAP required that we continue to carry the investment under the equity method at $44 million, resulting in a $310 million unrealized gain that was not reflected on our balance sheet. In 2016, we sold a portion of this investment, resulting in a realized gain of $68 million. Since the sale reduced our ownership to less than 20%, a level such that we determined we no longer have significant influence, GAAP required us to account for the investment as available-for-sale and mark the value to market, resulting in the recognition of an unrealized gain of $351 million on the balance sheet as of December 31, 2016.

Despite the strong results in 2016, our NEO compensation increased only modestly. Compensation for Mr. Rob Berkley (our CEO) increased to reflect his first full year of service as CEO, compared to only two months in 2015. Compensation for Mr. Wm. Berkley (our Executive Chairman and former CEO) decreased in 2016, reflecting his changed responsibilities from 2015 when he was CEO for 10 months. Compensation for our other NEOs was slightly higher in some cases, reflecting our performance, and lower in others, reflecting reduced responsibilities.

2017 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

Our performance over the past three completed fiscal years is summarized in the graphs below:

(1)	A combined ratio below 100% indicates an underwriting profit; a lower combined ratio is better.

While these results reflect our most recent years’ performance, we hold to the fundamental belief that the Company should be managed over the long term, including the full extent of the property casualty insurance cycle. Managing over the cycle means growing when conditions, in pricing and terms, are favorable, and maintaining underwriting discipline ( i.e., forgoing top-line growth) when they are not. Our business model is therefore designed to produce excess returns over industry performance when pricing is favorable, or “hard,” and maintain at least adequate returns when pricing is less favorable, or “soft.” Accordingly, we believe that the most relevant performance comparisons should be made based on longer term measurements, consistent with our strategy.

42	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s total stockholder return (“TSR”) over the past 15 years has exceeded by a wide margin the TSR of a composite of our compensation peer group, the S&P 500® Index, and the S&P 500® Property & Casualty Insurance Index, as illustrated in the graph below.

Indexes are market-cap weighted (rebalanced periodically). Compensation peer group TSR composite weighted by market capitalization (reweighted annually).

The Company’s annualized growth in book value per share — an important proxy for stockholder value creation among insurance companies — has outperformed book value growth at each of its compensation peer group companies over the past 15 years, as shown in the graph to the right.

The Company’s performance over the past 15 years reflects our focus on long term performance, our emphasis on outperforming over the full insurance industry cycle and our aim of minimizing volatility in our results. Over shorter periods, comparative performance can be affected by numerous factors, including the level of catastrophe activity, as well as our investments in assets or start-up businesses that generate expenses in the short term, but create value for the long term.

2017 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

Pay-for-Performance Alignment and Pay at Risk. Compensation for our CEO is almost entirely linked to Company performance and the creation of stockholder value, as illustrated in the graph below. In addition, two-thirds of the compensation for our CEO is long term, and subject to forfeiture/clawback in the event of separation from service. For all our other NEOs, 81% of their compensation in the aggregate is performance-based, of which 55% is long term.

➢	Annual cash bonus is directly linked to operating performance as described on pages 57-62.	➢	Performance-based RSUs are earned based on ROE performance.	➢	The 2016 LTIP awards are directly linked to growth in book value over five years (12.5% annual growth required to earn a maximum payout).

Compensation values reflected in the above illustration are based on 2016 base salary, the annual cash bonus award payment for 2016, the potential maximum value of the LTIP award for the 2016-2020 performance period, and the value of the 2016 performance-based restricted stock unit (“RSU”) grant based on the target number of RSUs granted.

In addition, for our NEOs and other senior executives, vested RSUs are mandatorily deferred until the executive has a separation from service with the Company. These executives have no opportunity to convert their deferred RSUs to cash for as long as they are employed by the Company. Mandatory deferral increases their focus on building long term value and aligns their interests with those of our stockholders.

44	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach and Program Changes

Compensation Committee Response to Say-on-Pay Advisory Vote Results and Investor Feedback. Last year, the Company’s say-on-pay vote was approved, receiving support of 68% of the shares voted. Our enhanced outreach, disclosure and presentation resulted in a dramatic increase in our say-on-pay support from 2015 to 2016, particularly among the many stockholders with whom we engaged. While we were pleased by the significant improvement from 2015, we believe there is still room to obtain greater support.

(1)	Total votes cast “for” divided by total votes cast “for“ or “against”.

We continue to be committed to vigorous stockholder outreach in order to understand investor perspectives and to maintain an open and productive dialogue with investors on the Company’s governance practices and executive pay program.

Following the 2016 Annual Meeting of Stockholders, we again reached out to many of our stockholders, representing more than 64% of the outstanding shares of the Company not held by management, many of whom we had previously met. The meetings were attended by Mr. Rob Berkley and in certain instances, Mr. Wm. Berkley, and the Chair of our Compensation Committee, Ms. Mary Farrell, was available for independent conversations. A number of stockholders indicated they were satisfied with our governance and pay practices and declined meetings, while others declined meetings due to their reliance on the advice of proxy advisory services. In total, we met, spoke to or corresponded with stockholders representing 34% of the outstanding shares of the Company not held by management subsequent to the 2016 Annual Meeting.

In general, investors expressed appreciation for our responsiveness to issues they raised in the prior year. The predominant message from our outreach at that time was that stockholders wanted greater disclosure about our long term philosophy and how our governance and executive compensation programs align with that philosophy, rather than changes to the structure of the programs themselves. We addressed most of the issues raised by stockholders through enhanced disclosure in 2016, as well as select changes to our compensation programs, and we have made further enhancements this year.

During our most recent outreach meetings, stockholders indicated that they were pleased to see the dramatic improvement in the say-on-pay vote, as well as evidence that our new CEO’s compensation is lower than his predecessor’s compensation and in line with compensation levels at our peer companies. While investors raised no significant concerns regarding the structure of the compensation program, they encouraged continued dialogue and enhancements to disclosure.

2017 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

Specific compensation and governance-related investor commentary included the following:

Issue	Response/Comments	Page(s)

Cash bonuses paid under Annual Incentive Compensation Plan:

(1) some stockholders prefer formula-based;

(2) others recognize utility of discretion but seek more disclosure about Compensation Committee’s use of metrics.

	Significantly expanded discussion of applicability of performance metrics to our business and Compensation Committee’s view of Company’s performance against them, as well as appropriateness of targets.	57-60

CEO compensation should be more commensurate with that of our peers with similar market capitalization.	The new CEO’s pay in 2016 was significantly lower than his predecessor’s and falls within 15% of median of compensation paid to peer company CEOs.	61 and 72

A significant percentage of CEO compensation should be performance-based, and majority should be long term.	In 2016, consistent with prior years, 90% of CEO compensation was performance-based and 2/3 was long term in nature.	44 and 48

Board should adopt proxy access.	The Board regularly considers the question of proxy access and expects to continue to do so in 2017.	—

Board tenure is longer than average. Board should be comprised of qualified members with gender and racial diversity.

Nominated María Luisa Ferré to stand for election at 2017 Annual Meeting. Ms. Ferré brings refreshment, extensive media experience and expertise, and leadership skills, and she enhances diversity of our Board.

Actively seeking qualified candidates that add value and diverse skills, experience and perspectives to further refresh the Board.

21 and 35-36

Disclose additional Corporate Responsibility information.	Created webpage dedicated to Corporate Responsibility, providing overview of charitable giving, environmental stewardship and diversity and inclusion.[1]	—
[1]

http://products.wrberkley.com/corporateresponsibility/. The information on this webpage is not a part of and is not incorporated by reference into this proxy statement and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

46	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Recent Compensation Program and Corporate Governance Changes. The Compensation Committee has made a number of changes to the executive compensation program in response to stockholder feedback over the last several years. These changes and other changes made to our corporate governance and executive compensation programs over the preceding few years are summarized in the table below.

Feature	2012	2013	2014	2015	2016	2017
Performance-based RSUs, with higher performance threshold beginning in 2015
Double trigger vesting of long term compensation in the event of a change in control
Annual grants of long term awards
Stock ownership guidelines with a prohibition against pledging for NEOs
Reduction in maximum potential size of pool for NEO bonuses	5.0%	5.0%	4.05%	3.3%	3.3% and $10 million per person cap
Majority voting in director elections
Corporate Responsibility Disclosure

We welcome the views of our stockholders and look forward to continuing our dialogue with you, our owners.

2017 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy of Our Executive Compensation Program

Our philosophy for our executive compensation program is to provide an attractive, flexible and market competitive program tied to performance and aligned with the interests of our stockholders. Our program is designed to recognize and reward the achievements of our executives and to attract, retain and motivate our leaders in a competitive environment. Key principles include the following:

Competitive and Market-Based Compensation. Provide base salary and benefits that are market competitive and ensure we are able to attract and retain high-caliber individuals with leadership abilities and experience necessary to develop and execute business strategies and build long term stockholder value.

Pay-for-Performance. Link a significant portion of compensation to Company performance, with an emphasis on long term vehicles.

Reward Long Term Performance. Consistent with managing the business over the long term, executive compensation should reward executives for the long term performance of the Company.

Align Compensation with Stockholder Interests. The interests of our executives should be linked with those of our stockholders through the risk and rewards of the ownership of our common stock. In addition, our programs should use metrics and provide compensation elements that closely align executives’ interests with those of our stockholders.

Compensation Policies and Practices

We implement our executive compensation philosophy through specific policies and practices that are designed to align our executive compensation with long term stockholder interests.

Linking pay to performance. The vast majority of NEO pay (90% for the CEO and more than 81% for all other NEOs as a group) is variable, at-risk, and tied to short or long term business and stock price performance.

NEO compensation is heavily weighted toward performance-based pay.

➢    The NEO long term equity compensation program is 100% performance-based — greater than is typical for many of our peers (a majority of which continue to use time-vested equity for a portion of their long term equity programs).

➢    Based on grants made in 2016, nearly 66% of total CEO compensation and more than 55% of the compensation of all other NEOs as a group is linked to long term performance vehicles.

➢    Our focus on long term performance mitigates the risk of and discourages short term oriented behavior.

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COMPENSATION DISCUSSION AND ANALYSIS

Non-formulaic performance-based annual bonus program mitigates risk of short term oriented behavior that is detrimental to long term performance. We use a non-formulaic program to allow the Compensation Committee to consider all aspects of annual performance prior to approving payouts.

➢    Our financial results are the starting point for determining annual cash bonuses, with a primary emphasis on ROE. The Compensation Committee also considers other performance-based metrics that are determined by the Compensation Committee at the beginning of the plan year as described on pages 57-58.

➢    Formula-based short term incentives are not well suited to our business due to the cyclical nature of the insurance industry and the fact that results may not be known for many years. It is easy, and can be misleading, to meet short term targets. Formulaic incentives can encourage counterproductive behaviors that create near term payouts at the expense of the longer term health and value of the business, and may raise concerns from a risk management perspective, potentially undermining long term stockholder value.

➢    Negative discretion permits the application of judgment that is necessary to align annual bonus payouts with a holistic assessment of performance for the year, after considering all performance indicators in combination.

Incentive compensation program is principally tied to the Company’s long term performance.

➢    LTIP awards are earned over five-year performance periods — notably longer than the three-year period that is typical for many of our peer insurance companies.

➢    Performance periods for our performance-based RSUs also extend for a total of five years from grant.

➢    Longer performance periods are better suited to the cyclicality of our business.

Alignment of interests through mandatory deferral and clawback of vested RSU awards.

➢    All RSU awards for NEOs and other senior executives (a group of approximately 81 in total), once vested, remain mandatorily deferred until the executive has a separation from service with the Company. These executives have no opportunity to convert any of their deferred RSUs to cash for as long as they are employed by the Company.

➢    Over time, the accumulation of deferred RSUs results in a substantial portion of executives’ personal net worth being tied directly to the value of our stock, aligning their interests with long term stockholder value creation.

➢    We believe the deferral practice to be unique to the Company among our peers.

➢    Executives that engage in misconduct or leave our Company to work for a competitor will forfeit all unvested LTIP awards and RSUs and we can claw back LTIP payouts and vested RSUs.

Robust share ownership by NEOs, prohibition on hedging and restrictions on pledging.

➢    Our NEOs hold equity many times in excess of their ownership guidelines (which we believe are themselves rigorous by market standards).

➢    For NEOs (other than one new NEO), the multiple of stock owned to the required amount ranges between 8 and 109 times our ownership guidelines.

➢    NEOs may not hedge their exposure to the Company’s stock price.

➢    Shares used in fulfillment of ownership guidelines may not be pledged or encumbered.

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COMPENSATION DISCUSSION AND ANALYSIS

Practices that We Emphasize and Practices that We Avoid

We are committed to executive compensation practices that drive long term value creation and mitigate risk, and that align the interests of our executives with the interests of our stockholders. Below is a summary of best practices that we have implemented and practices that we avoid, with the goal of promoting the best interests of the Company and our stockholders.

What We Emphasize	What We Avoid

✓    Pay for performance — A significant majority of our NEOs’ compensation is performance-based.

✓    Incentivize and reward long term value creation — NEO equity compensation is 100% performance-based and principally tied to the Company’s long term performance.

✓    Vested RSUs are mandatorily deferred until separation from service — This practice, which we believe to be unique among our peers, aligns executives’ interests with those of stockholders.

✓    Robust share ownership for senior executives — Our NEOs hold equity many times in excess of their ownership guidelines.

✓    Mitigate risk through non-formulaic performance-based annual cash bonus program — In our industry, formula-based short term incentives can encourage counterproductive behaviors and raise concerns from a risk management perspective. Non-formulaic analysis permits the application of judgment that is necessary to achieve superior risk-adjusted long term results in our business.

✓    Capped maximum NEO annual cash bonus — We limit the maximum aggregate cash bonus payouts to NEOs to a specified percentage of pre-tax income. Since 2016, each NEO’s bonus has been subject to a dollar cap.

✓    Clawback — If an executive engages in misconduct or leaves our Company to work for a competitor, all unvested LTIP awards and RSUs are forfeited and we can claw back LTIP payouts and vested RSUs.

✓    Restrictions on pledging Company stock by NEOs — NEOs may not pledge or encumber shares used to fulfill stock ownership guidelines.

✓    Independent compensation consultants — The Compensation Committee benefits from its use of an independent compensation consulting firm that provides no other services to the Company.

✓    Capped payout for LTIP awards — Our LTIP awards cannot pay out more than 100% of the target amount, and in recent years have paid out substantially less than 100%.

✓    Modest perquisites — We provide a limited number of perquisites to our executives.

✗    No employment agreements — All of our NEOs are employed on an at-will basis.

✗    No separate severance agreements or guaranteed cash severance — We do not have severance agreements with our executives or guarantee cash severance to our executives.

✗    No single-trigger vesting on change in control — Commencing in 2014, LTIP and RSU awards do not vest automatically in the event of a change in control.

✗    No liberal share recycling — We do not add back to our plan reserves any shares withheld for taxes.

✗    No stock options — We have not awarded stock options, which can motivate behaviors that pursue short term gains to the detriment of long term profitability, in over 10 years.

✗    No tax gross-ups on perquisites — We do not pay executives additional amounts to reimburse them for income or excise taxes payable on perquisites.

✗    No dividend equivalents paid on unearned or unvested RSUs — We do not pay dividend equivalents on shares of stock underlying RSUs until the RSUs have vested.

✗    No hedging or derivative transactions on the Company’s stock by executive officers — NEOs may not hedge their exposure to Company stock.

50	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Design of the Executive Compensation Program

The executive compensation program for NEOs generally includes the following components:

Compensation Element	Role of the Element and Why W. R. Berkley Corporation Uses the Element

Annual Cash Compensation
Base Salary	➢ Attracts and retains NEOs. ➢ Provides a fixed level of compensation for NEO services rendered during the year.
Annual Cash Incentive Bonus

➢    Provides focus on short term and long term performance measures that are linked to Company success and stockholder value.

➢    Rewards NEOs for delivering ROE and other performance metrics consistent with the Company’s objectives.

➢    Enables the Compensation Committee to discourage excessive risk taking.

Long Term Incentive Compensation

Mandatorily Deferred Performance-Based Restricted Stock Units

➢    Increases stock ownership among NEOs since RSUs are settled in shares of Company stock.

➢    Provides focus on mid-term ROE performance, with shares vesting in three tranches using three-year overlapping performance periods ending in years three, four and five of a five-year vesting period (described in more detail under “— Additional Design Information” below). Ultimate award payouts depend on actual ROE performance.

➢    Promotes longer term alignment of NEOs’ financial interests with those of Company stockholders since all shares earned upon vesting of RSUs are mandatorily deferred and not delivered until separation from service — akin to a requirement to hold all vested shares until separation from service.

➢    Retains NEOs through use of overlapping vesting periods and mandatory deferrals.

➢    Places focus on stock price and dividend yield, as NEOs receive dividend equivalent payments on vested RSUs.

➢    Discourages excessive risk taking.

Long Term Incentive Plan (LTIP) Awards

➢    Places focus on growth in book value, a primary driver of stockholder value.

➢    Through a Company-wide goal, encourages teamwork and decision-making to further the long term best interests of the Company.

➢    Encourages retention of NEOs through use of overlapping performance periods.

➢    Allows NEOs to realize a portion of long term compensation at established intervals during employment through potential LTIP cash payments.

➢    Discourages excessive risk taking.

Benefits and Perquisites

Benefit Replacement Plan

➢    Makes up for the Tax Code limits on Company contributions to the Company’s tax-qualified profit sharing plan.

➢    Allows for equal treatment of all employees who participate in the tax-qualified profit sharing plan.

➢    Provides a competitive compensation element designed to attract and retain NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites (continued)
Deferred Compensation

➢    Allows NEOs to defer receipt of all or part of their base salary, annual cash bonus and excess profit sharing payments.

➢    Provides a strong retention feature through reasonable return potential.

➢    Enhances current year cash flow to the Company in a cost effective manner.

➢    Provides an attractive tax planning tool designed to attract and retain NEOs.

Additional Benefits

➢    Provides coverage for officers, including the NEOs, in the areas of life, travel accident, and long term disability insurance.

➢    Provides a competitive compensation element designed to attract and retain NEOs.

Personal Use of Company Aircraft (CEO and Executive Chairman only)	➢ Enhances security and personal safety of the CEO and the Executive Chairman. ➢ Enhances productivity of the CEO and the Executive Chairman.
Supplemental Benefits Agreement (Executive Chairman only)

➢    Provides continued health insurance benefits and certain perquisites to the Executive Chairman after employment ends.

➢    Provides consideration in exchange for a non-compete agreement with the Executive Chairman.

Other
Director Fees (CEO and Executive Chairman only)

➢    Compensates the CEO and the Executive Chairman, who are also members of the Board of Directors, for responsibilities and duties that are separate and distinct from their responsibilities as officers.

Additional Design Information

Annual Cash Incentive Bonus. In February 2016, the Compensation Committee determined maximum bonus awards for the CEO and certain other NEOs for the year ended December 31, 2016. These maximum bonus awards were each subject to negative discretion of the Compensation Committee based on the Company’s 2016 performance. Actual bonus amounts for the NEOs (other than the CFO) were determined in early 2017 by applying negative discretion to the maximum award using the following performance metrics considered by the Compensation Committee:

➢	ROE (primary metric)

➢	Combined Ratio

➢	Earnings per Share

➢	Book Value per Share Growth

➢	Investment Income

➢	Consistency of Management

➢	Investments in New Businesses

➢	Gains on Long Term Investments

The actual bonus amounts paid for 2016 performance are described under “Executive Compensation Decisions During the Last Year — Annual Cash Incentive Bonus” on pages 57-61.

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COMPENSATION DISCUSSION AND ANALYSIS

Long Term Incentives. The Company’s long term incentive program for the NEOs generally consists of two vehicles:

➢	Cash-denominated performance units under the LTIP; and

➢	Performance-based RSUs under the Company’s 2012 Stock Incentive Plan.

The long term incentive compensation programs have been designed to vest after periods that are longer than the average duration of the Company’s liabilities to align the executives’ interests with those of the stockholders. The program supports the Company’s focus on long term performance through multiple overlapping three- or five-year performance cycles for RSU and LTIP awards. These performance-based RSU and LTIP awards (as well as the mandatory deferral feature of vested RSU awards) encourage our NEOs to achieve and sustain longer term Company performance goals. These awards also align NEOs’ financial interests with those of the Company’s stockholders, as a significant portion of their annual compensation is tied directly to the value of our stock or metrics that are highly correlated with the value of our stock. The mandatory deferral feature of the RSUs also ties a significant portion of the NEOs’ personal net worth to the value of our stock.

LTIP Awards. In 2014, the Company adopted, and its stockholders approved, the 2014 Long Term Incentive Plan, which is a cash-based long term incentive plan. LTIP awards are performance units that grow in value based on one or more performance measures selected by the Compensation Committee and are settled, to the extent earned, in cash at the end of the performance period. The performance measure for current outstanding LTIP awards is the increase in book value per share, as adjusted, during a five-year performance period. In order to earn the maximum value of the LTIP award, the Company’s book value per share has historically needed to grow at an average annual rate of 15%. In 2015 and 2016, the hurdle for awards was set to 12.5%, in light of the extended period of historically low interest rates. The Compensation Committee believes this performance expectation provides a significant stretch in performance goals that is reflective of current insurance market conditions. The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other conditions. LTIP-based compensation can be recaptured (clawed back) for up to two years after settlement if a recipient violates the non-competition or misconduct provisions of the award agreement.

Performance-Based RSUs. Prior to 2014, the Company issued time-based RSUs that cliff vested after five years. Beginning in 2014, the NEOs were awarded performance-based RSUs that are earned, or not, based on ROE performance. The performance-based RSUs consist of three tranches that vest, if earned, after three separate, but overlapping three-year performance periods, with the final tranche vesting only after five years. The diagram below explains the structure and performance periods for awards made in 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

Mandatory Deferral and Clawback: Key Features of Our RSUs and Critical Differentiators. After vesting, settlement of the RSUs is deferred (on a mandatory basis) until 90 days following the executive’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). This mandatory deferral applies to our NEOs and other senior executives (a group of approximately 81 in total). The mandatory deferral feature is akin to a requirement for executives to hold all shares they receive until their separation from service. We believe this deferral feature is unique to the Company’s program compared to peer companies.

Executives have no ability to monetize vested RSUs until separation from service. The amounts deferred remain at risk in the event of a decline in the value of the Company’s stock. Dividend equivalent payments are made only after RSUs vest. These deferred shares may not be pledged since they are not delivered until after a separation from service. Our NEOs and other senior officers are also prohibited from hedging or similar transactions with respect to the Company’s stock.

The mandatory deferral feature reinforces our executives’ incentive to maximize long term stockholder value, as the value of the deferred shares cannot be realized until separation from service and the accumulated value can grow to represent a significant portion of an executive’s personal net worth. RSU-based compensation can be recaptured (clawed back) if a recipient violates the non-competition or misconduct provisions of the award agreement during employment and the one-year period following separation from the Company.

Deferred Compensation. The Company maintains the Deferred Compensation Plan for Officers, in which the NEOs may participate on a voluntary basis. Under the plan, eligible officers may elect to defer all or a portion of their base salary, bonus compensation, and excess profit sharing payments for any year. Amounts deferred accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of an adverse financial impact to the Company. For 2016, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase. The Non-Qualified Deferred Compensation for 2016 table and the associated narrative and footnotes on page 76 provide additional information on the plan and NEO participation.

The Deferred Compensation Plan for Officers provides a valuable tax planning mechanism to the NEOs and thereby supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain our current NEOs. In addition, deferrals under the plan allow for delayed compensation payments and thereby increase current year cash flow for the Company.

Benefit Replacement. The Company maintains a Benefit Replacement Plan, which provides participants with an annual payment equal to the amount they would have otherwise received under the Company’s tax-qualified profit sharing plan absent the limitations imposed by the Code on amounts that can be contributed under the tax-qualified profit sharing plan. This payment is made annually in a lump sum

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COMPENSATION DISCUSSION AND ANALYSIS

unless deferred by the participant under the Deferred Compensation Plan for Officers. Additional information on the amounts paid under this plan can be found in the “All Other Compensation” column of the Summary Compensation Table and the associated footnotes on pages 72-73.

The Benefit Replacement Plan ensures that the full value of the intended benefits under the tax-qualified profit sharing plan is provided to the NEOs and as such supports the Company’s ability to attract talented executives and retain current NEOs.

Supplemental Benefits Agreement with the Executive Chairman. The Company has a Supplemental Benefits Agreement with Mr. Wm. Berkley, originally dating to 2004 and amended since then to comply with Section 409A of the Code and, in 2013, to terminate the retirement benefit that was originally included and subsequently liquidated. The remaining benefits to be provided to Mr. Wm. Berkley (or his spouse) under the agreement, as amended, are as follows:

➢	continued health insurance coverage (including coverage for his spouse) for the remainder of his or her life, as applicable;

➢

continued use of a Company plane and a car and driver for a period beginning with termination of employment and ending with the latest to occur of the second anniversary of such termination, the date he ceases to be Chairman of the Board, or the date he ceases to provide consulting services to the Company;

➢	office accommodations and secretarial support; and

➢

payment of any excise tax imposed upon the Executive Chairman under Section 4999 of the Code (plus payment of additional taxes incurred as a result of the Company’s payment of excise taxes), in the event of a change in control. As noted on page 77, if a change in control and termination of the Executive Chairman’s employment had occurred on December 31, 2016, no excise tax would have been triggered.

In exchange for these benefits, the agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Additional detail on the agreement is provided under “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 77-79.

Use of Market and Peer Group Data

The Compensation Committee reviews and analyzes market data on total direct executive compensation annually. Total direct compensation (defined as base salary, annual cash bonus, and the potential value of long term incentive awards granted) for the NEOs is compared to that paid to individuals holding comparable positions at our peer companies.

In 2016, the Compensation Committee reviewed with its independent compensation consultant, Meridian, the composition of the peer group to be used for compensation market data, including the Company’s size and market positioning relative to potential peer companies as well as the impact of changes due to

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COMPENSATION DISCUSSION AND ANALYSIS

consolidations from acquisitions. The Compensation Committee also reviewed the composition of the peer group with the Board and the Board decided that no changes to the peer group were necessary.

These companies, shown below, represent direct competitors of the Company for both business and executive talent and are believed to provide a reasonable assessment of industry market pay levels.

➢ Alleghany Corporation	➢ Fidelity National Financial Group
➢ Allied World Assurance Company Holdings, AG(1)	➢ Markel Corporation
➢ American Financial Group Inc.	➢ The Progressive Corporation
➢ Arch Capital Group Ltd.	➢ RenaissanceRe Holdings Ltd.
➢ Axis Capital Holdings Limited	➢ The Travelers Companies, Inc.
➢ Chubb Ltd.	➢ White Mountains Insurance Group Ltd.
➢ CNA Financial Corporation	➢ XL Group plc
➢ Everest Re Group Ltd.

(1)	On December 18, 2016, Allied World Assurance Company Holdings, AG announced that it would be acquired by Fairfax Financial Holdings Ltd.

The Compensation Committee reviews market data, together with performance data, for our peer companies to evaluate the overall alignment of total direct compensation paid and relative performance. In addition, the Compensation Committee also reviews broader industry survey data as an additional reference point. However, market data is only one of many factors considered in setting future compensation awards. We do not target a specific percentile for any pay component or for our total direct compensation, nor do we target any particular mix of base salary, annual cash bonus, and long term incentive compensation. Our executives’ actual pay is determined primarily by Company operational and financial performance.

Executive Compensation Decisions During the Last Year

General Approach. The Compensation Committee makes the determinations concerning NEO compensation. The CEO and the Executive Chairman make initial recommendations to the Compensation Committee with respect to compensation for NEOs other than themselves. The Compensation Committee then makes the final determination.

Base Salary. Mr. Rob Berkley’s annual salary was set at $850,000 effective January 1, 2010, and was not changed until January 1, 2016, when it was increased to $985,000 and then to $1 million effective June 1, 2016 in conjunction with his transition into the CEO role.

Mr. Wm. Berkley has received a base salary of $1 million since January 1, 2000; his salary has not increased since then, at his request. The Compensation Committee periodically reviews Messrs. Rob and Wm. Berkley’s base salaries; however, their base salaries are not expected to increase further as base pay in excess of the current level is not deductible by the Company for federal income tax purposes.

Mr. Ballard’s, Mr. Lederman’s, and Mr. Shiel’s base salaries remained unchanged for 2016 from 2015, at $650,000. Mr. Baio’s annual base salary as of March 1, 2016 was $450,000 and was increased beginning July 1, 2016 to $550,000 reflecting his new role as Chief Financial Officer.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Bonus. Because of the cyclical nature of our industry, the Compensation Committee’s determination to assess performance holistically based on a series of performance indicators, and the need to maintain a long term perspective, we use a non-formulaic performance-based annual bonus program. The Compensation Committee establishes a cap on these bonuses that is adjusted by applying negative discretion. This provides the Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short term oriented behavior that is detrimental to long term value creation.

Under the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Annual Incentive Compensation Plan” or “AICP”), the Compensation Committee evaluates the Company’s performance across a number of measures. The primary performance measure considered is ROE, as it provides the most complete picture of the Company’s performance in a given year and across time periods.

The Compensation Committee also considers other measures that inform the evaluation of ROE performance, as a property casualty insurance company has earnings streams from both underwriting activity and investment activity, and is dependent upon prudent capital management, strategic business and investment decisions and an appropriate long term focus to maximize risk-adjusted return. These other measures are generally consistent from year to year. However, the Compensation Committee has the discretion to add/remove or change the degree of emphasis on certain measures, depending upon the business and economic environment.

➢

ROE. Our long term goal of 15% ROE has remained consistent for our entire 50-year history. Although 15% is a demanding hurdle for a property casualty insurance company in the current low interest rate environment, the Compensation Committee believes it remains appropriate as a long term goal in order to challenge management to maximize stockholder value.

➢

Combined Ratio. Combined ratio is a key measure of underwriting profitability for insurance companies. A combined ratio below 100% indicates that an insurance company’s underwriting activities are profitable. The appropriate combined ratio target for a company depends upon its mix of business. Companies that are concentrated in businesses characterized by low frequency and high severity (such as property catastrophe reinsurance) will generally target a very low annual combined ratio absent a major event, so that the earnings in low-catastrophe years can offset the severity of loss from a significant event. Such companies typically demonstrate a high degree of volatility. Companies that have a higher frequency of loss, with less severity (as is often the case with casualty business) may target a relatively higher combined ratio and their results tend to be less volatile.

Because our business is predominately low-limit casualty insurance, the Compensation Committee considers our combined ratio target of 95% or lower (absent a major catastrophe) to be stringent, yet achievable. While a lower combined ratio would be necessary to achieve our 15% ROE target in the current low interest rate environment, the Compensation Committee recognizes that a willingness to walk away from underpriced business in a competitive rate environment requires us to accept a higher expense ratio at times, and thus a higher combined ratio. A combined ratio hurdle that is too stringent would fail to incentivize proper underwriting discipline.

The Compensation Committee also considers our combined ratio as compared to the property casualty insurance industry as a whole, to account for cyclical changes derived from competitive

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COMPENSATION DISCUSSION AND ANALYSIS

conditions, as well as the impact of catastrophe events on the industry and our Company. The Compensation Committee also recognizes that in times of below average catastrophe activity, our outperformance compared to the industry will temporarily narrow.

➢

Growth in Earnings Per Share. The Company measures growth in earning per share while being mindful of capital management. We do not target a specific percentage growth in earnings per share so as not to improperly incentivize irresponsible growth in premiums written, particularly in competitive or weak pricing environments. The absence of a specific growth target also allows the Compensation Committee to take into account variability in income from investment funds and realized gains.

➢

Growth In Book Value Per Share. After giving effect to capital management and changes in accumulated other comprehensive income, growth in book value per share should be broadly in line with ROE. When we are generating more capital than can be reinvested in the business, the excess capital is returned to stockholders.

➢

Investment Income. In the low interest rate environment of the last several years, the Compensation Committee expects consistent income from fixed-maturity securities while maintaining the same high quality portfolio, combined with a duration that positions us to take advantage of rising interest rates. This task has been difficult, as the reinvestment rate for new investments is generally below the expiring yield of maturing investments. Income from fixed-maturity securities has been further affected by the allocation of a modestly larger percentage of assets to other classes. The Compensation Committee recognizes that investments designed to generate capital gains may produce less annual income but are designed to generate a higher total return over the life of the investment. In addition, while investment funds and the merger arbitrage portfolio inherently have greater variability than fixed-maturity securities, the Company expects they will generate a higher average yield over time.

➢

Consistency Among Members of the Management Team. A significant amount of turnover in senior management can disrupt operations and detract from long term focus. Recognizing that retaining and developing talent is difficult in today’s competitive job market, the Compensation Committee looks to incentivize retention of talented executives.

➢

Investments In New Businesses. Of the Company’s 54 operating units, 7 have been acquired and 47 have been started from scratch. We believe that starting new businesses when the best talent can be attained is better for long term value creation than buying businesses that may have unknown balance sheet issues, add goodwill to the balance sheet, or be culturally incompatible. Disruptions in the market due to financial difficulties, mergers or acquisitions, or changes in strategic direction typically provide the best opportunities to find talented individuals who share our long term vision. The Compensation Committee expects the number of businesses started in any given year to vary depending upon available opportunities.

➢

Gains On Long Term Investments. In the current low interest rate environment, the Company allocates an increased portion of the investment portfolio to assets designed to generate capital gains and above average total returns, Over the past several years, we have made a number of investments designed to generate capital gains, and continue to do so.

58	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

After the close of the year, the Compensation Committee with the input of the CEO and the Executive Chairman evaluated the Company’s performance across a number of measures. The primary performance measure considered was ROE. Overall, the Compensation Committee determined that the Company performed solidly in 2016, and generally exceeded performance on most indicators as compared to 2015 results.

A review of the Company’s performance during the last year is outlined in “Executive Summary — Business Highlights for Fiscal Year 2016” above. Observations regarding performance in relation to the principal criteria considered by the Compensation Committee to assist its annual cash bonus decision-making are summarized in the table below:

	Objective	2016 Observations		Past Reference Points
			2016 Performance	2015 Performance	2014 Performance
ROE (1)	15% ROE over the long term

Affected by competitiveness of underwriting environment and low interest rates, offset by significant realized capital gains. Excellent results in light of these conditions, despite falling modestly short of target.

			13.1%(2) 9.5%(3)	11.0%(2) 9.7%(3)	15.0%(2) 11.1%(3)
Combined Ratio	95% or less (absent a major catastrophe) and better than the industry average over the long term

Strong underwriting results on an absolute basis and relative to the industry. Level of outperformance grew as industry-wide catastrophe losses increased after years of unusually benign catastrophe losses.

			6.4 points better than the property casualty insurance industry (94.3% vs. 100.7%(4))	4.3 points better than industry (93.7% vs. 98.0%(4))	3.6 points better than industry (93.8% vs. 97.4%(4))
Earnings Per Share	Year over year growth	2016 results affected by strong income from investment funds, significant net realized investment gains, and share repurchases, partially offset by increased catastrophe losses.	$4.68(2) $3.40(3)	$3.87(2) $3.43(3)(5)	$4.86(2) $3.66(3)(5)
Book Value Per Share Growth	Year over year growth (taking into consideration capital management and changes in accumulated other comprehensive income (“AOCI”))

Positively affected in 2016 by strong earnings, unrealized investment gains, share repurchases and special dividends, offset by the change in currency translation adjustments. The strong growth excluding capital management and changes in AOCI was consistent with ROE and expectations.

			$41.65 (11.6% growth) (13.7% growth before capital management and changes in AOCI)	$37.31 (3% growth) (10.9% growth before capital management and changes in AOCI)	$36.21 (10.4% growth) (15.4% growth before capital management and changes in AOCI)

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COMPENSATION DISCUSSION AND ANALYSIS

	Objective	2016 Observations		Past Reference Points
			2016 Performance	2015 Performance	2014 Performance
Investment Income	Stability of income from fixed-maturity securities and higher yield over the long term from non-fixed maturity portfolio	Income from fixed-maturity securities in 2016 grew by 10% as a result of greater invested assets, while the portfolio yield remained relatively stable. Income from investment funds was strong.	$564 million Fixed maturity yield 3.2%; Duration 3.1 years; Average rating AA-	$513 million Fixed maturity yield 3.2%; Duration 3.3 years; Average rating AA-	$601 million Fixed maturity yield 3.4%; Duration 3.2 years; Average rating AA-
Management Consistency	Stability among senior management and smooth transitions	Effective CEO, CFO, general counsel transitions. Added new key management positions. Enhanced management and leadership programs.	No unplanned turnover in senior positions	No unplanned turnover in senior positions	No unplanned turnover in senior positions
Investments In New Businesses	Start new businesses when the best talent can be attained	Market disruptions including mergers and acquisitions generated opportunities to start new businesses with extraordinary talent.	Formed 5 new businesses	Formed 6 new businesses	No new businesses were formed
Gains On Long Term Investments	Alternative investments, within acceptable risk limits, that achieve capital gains	The gain on certain investments sold in 2016 exceeded expectations with respect to internal rate of return.	Net realized gains $285 million — Sale of a portion of our investment in HealthEquity also resulted in recognition of a $351 million unrealized gain as of 12/31/16	Net realized gains $126 million	Net realized gains $255 million
(1)	ROE data based on beginning of year stockholders’ equity.
(2)	Based on net income (for ROE) and net income per diluted share (for earnings per share).
(3)

Based on operating income (for operating ROE) and operating income per diluted share (for earnings per share). See Annex A for a reconciliation of operating income, a non-GAAP financial measure, to net income, its most directly comparable GAAP measure.

(4)	Property casualty insurance industry combined ratio data from A.M. Best.
(5)	Reclassifications have been made in the 2015 and 2014 past performance points to conform to the presentation of the 2016 financial statements.

The Company’s 2016 ROE on a net income basis exceeded and on an operating income basis was consistent with the Company’s 2015 results, while other performance measures generally improved over 2015. In addition to the Company’s improved performance, the Compensation Committee also considered the changed roles for Mr. Rob Berkley and Mr. Wm. Berkley and for Messrs. Baio and Ballard.

➢

The increase in Mr. Rob Berkley’s annual cash bonus reflects the Company’s improved performance as well as his increased responsibilities as CEO for the full year in 2016 versus only two months in 2015.

➢

The reduction of Mr. Wm. Berkley’s annual cash bonus similarly reflects the change in his responsibilities, balanced against the outstanding performance of the Company’s investment portfolio. As Executive Chairman, Mr. Wm. Berkley continues to contribute significantly to the Company with strategic and leadership oversight. This also includes overseeing the Company’s investment strategy.

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COMPENSATION DISCUSSION AND ANALYSIS

➢	The Compensation Committee determined to increase modestly the annual cash bonus awards paid to Messrs. Lederman and Shiel compared to 2015 levels based on the Company’s improved 2016 results.

➢	The amounts paid to Messrs. Ballard and Baio reflect the Company’s 2016 performance as well as the transition in the Chief Financial Officer role that occurred in 2016.

The amounts are summarized in the table below:

Name	2016 Annual Bonus Award	2015 Annual Bonus Award	Change From 2015
Mr. Rob Berkley(1)	$2,500,000	$1,200,000	108%
Mr. Wm. Berkley(1)	$3,500,000	$4,950,000	-29%
Mr. Baio	$330,000	$200,000	65%
Mr. Ballard	$200,000	$415,000	-52%
Mr. Lederman(1)	$430,000	$415,000	4%
Mr. Shiel(1)	$425,000	$415,000	2%
(1)	The 2016 and 2015 annual cash bonus awards for this individual were made under the Annual Incentive Compensation Plan.

The following graph indicates the maximum amount of annual cash bonus awards payable and the aggregate amount actually paid under the Annual Incentive Compensation Plan for each of the indicated years (in each case expressed as a percentage of the Company’s pre-tax income), which in each year was substantially less than the maximum. The percentage of pre-tax net income actually paid has declined by 40% since 2012. Beginning in 2016, the Compensation Committee imposed an additional cap of $10 million per individual, in addition to the aggregate cap of 3.3% of pre-tax income, for annual cash bonus awards under the Annual Incentive Compensation Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Process. For the CEO and the Executive Chairman, the Compensation Committee considered the performance measures set forth above and those outlined in “Business Highlights for Fiscal Year 2016” on pages 40-41, taking into account the Company’s results in comparison to its objectives and prior-year results, and relative to its compensation peer group and industry.

Based on the Company’s results, the CEO and the Executive Chairman made recommendations to the Compensation Committee concerning NEO annual incentive payment levels, other than for themselves. The recommendations were based on an evaluation of the Company’s performance (in comparison to expectations, the Company’s prior-year results, and relative to the compensation peer group and industry metrics), and the bonus levels relative to prior-year bonus payouts. Each NEO’s individual accomplishments and contributions to the Company’s results were also evaluated. This additional subjective evaluation is not based on any specific pre-determined criteria and generally will not impact the bonus levels, either positively or negatively, except in cases of extraordinary performance. Based on the CEO’s and Executive Chairman’s assessments, no adjustments based on extraordinary individual performance were made to the annual cash bonus amounts determined based on Company performance.

Mr. Baio, our Chief Financial Officer since May 25, 2016, and Mr. Ballard, our Chief Financial Officer up to that time, do not participate in the Section 162(m)-based Annual Incentive Compensation Plan. However, the CEO and the Executive Chairman still followed the same general process as used for the other NEOs.

Long Term Incentives.

Performance-Based Restricted Stock Units. RSU awards with performance-based vesting conditions were made to our NEOs in 2016. Each of the NEOs received a target number of performance-based RSUs divided into three tranches. Each tranche may be earned based on the Company’s three-year average ROE performance for the three-year periods ending on each of June 30, 2019, 2020, and 2021, compared to the rate on the five-year U.S. Treasury Note (“T-Note”) as of July 1, 2016, as follows:

Excess ROE(1) (i.e., Average ROE Less the T-Note Rate)	Percentage of Target RSUs That Will Be Earned

Less than 500 basis points	0%

500 basis points	80%

633 basis points	90%

766 basis points	100% (target)

900 or more basis points	110%
(1)

For any Excess ROE performance between 500 and 900 basis points, linear interpolation will be used to determine the vesting fraction. For performance-based RSU awards, “Average ROE” is defined as net income from continuing operations divided by beginning-of-year stockholders’ equity, measured quarterly and averaged over the performance period.

The Compensation Committee chose ROE as the performance measure for 2016 performance-based RSU awards because it is a key performance indicator in our industry closely watched by investors. The Compensation Committee believes that using ROE for both these performance-based RSUs and as a primary

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COMPENSATION DISCUSSION AND ANALYSIS

metric to determine annual incentive awards is appropriate because the metric is well aligned with stockholder interests and because the Compensation Committee believes there is adequate balance with other performance criteria in both the annual plan (through the Compensation Committee’s use of negative discretion and review of multiple measures) and the long term plan (with the LTIP focus on book value). The Compensation Committee decided to keep the same payout scale for the 2016 awards that was used in 2015 which is more demanding than the scale used for the 2014 performance-based RSU awards. The 2015 and 2016 awards provide that any Excess ROE less than 500 basis points over the July 1, 2015 and July 1, 2016 T-Note rates, respectively, would result in no payout.

In 2016, the target numbers of performance-based RSU awards to our NEOs were as follows (more detail is found in the 2016 Grants of Plan-Based Awards table on pages 73-74):

Name	Target Number of 2016 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2016 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2015 Performance-Based RSUs Awarded

Mr. Rob Berkley	55,477	$3,250,330	$2,903,951

Mr. Wm. Berkley	55,477	$3,250,330	$4,914,408

Mr. Baio	5,121	$300,033	N/A	(1)

Mr. Ballard	8,109	$475,096	$446,999

Mr. Lederman	8,109	$475,096	$446,999

Mr. Shiel	8,109	$475,096	$446,999
(1)	Mr. Baio received a time-based RSU award with a grant date fair value of $205,030 in 2015.

In general, the performance-based RSU awards are sized taking into consideration (i) that the purpose of the awards is primarily to incentivize future performance rather than to differentiate and reward immediate past performance, so they will not vary significantly in grant date terms from year to year and (ii) NEOs with similar level of responsibility receive similarly sized awards. In the case of Mr. Rob Berkley and Mr. Wm. Berkley, the change in the grant date fair value of their awards from 2015 to 2016 reflects that 2016 marked the first full year in their new roles since the transition of the CEO role on October 31, 2015.

Dividend Equivalent Awards. We believe it is important for executives to be fully aligned with our stockholders. This alignment includes our dividend policy. Therefore, our performance-based RSU awards made to our NEOs generally include dividend equivalent rights with respect to vested shares. Recipients start earning shares after the third year, so we believe that it is important for these recipients to also share in the dividends generated by those shares at the same time. However, no dividend equivalents will be paid if the underlying shares do not ultimately vest.

LTIP Awards. Cash-denominated LTIP awards were granted in 2016 and will be earned based on growth in book value per share over the 2016-2020 period. The 2016 awards were structured similarly to awards made in prior years: units have no value at grant, but gain in value during the subsequent five-year period

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COMPENSATION DISCUSSION AND ANALYSIS

based on growth in book value per share. If book value per share were to remain unchanged or decrease at the end of the five-year period, the earned value of an award would be zero. For the 2016 awards, the maximum LTIP unit value of $100 will be earned only for a 12.5% average annual increase in book value per share (as defined in the 2016 LTIP agreement), which implies a value for book value per share of $68.20 (from an opening value of $37.85), by the end of 2020. The Compensation Committee elected to set the performance requirement at 12.5% for the 2016 LTIP award, as it did in 2015, given the extended period of historically low interest rates. The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other factors and believes this performance hurdle is appropriate because it:

➢	Represents a challenging performance goal relative to actual book value per share growth in recent years to achieve the potential maximum value;

➢	Reflects the current operating environment reality for property casualty insurance companies; and

➢	Motivates our NEOs to pursue long term goals aligned with stockholders’ interests while avoiding incentives for our NEOs to take excessive risks in the prevailing low interest rate environment.

In 2016, the NEOs were granted LTIP awards in the following amounts (more detail is found in the 2016 Grants of Plan-Based Awards table on pages 73-74):

Name	Number of 2016 LTIP Units Granted	Number of 2015 LTIP Units Granted
Mr. Rob Berkley	35,000	30,000
Mr. Wm. Berkley	35,000	40,000
Mr. Baio	2,500	2,000
Mr. Ballard	4,500	5,000
Mr. Lederman	4,500	5,000
Mr. Shiel	4,500	5,000

In general, the LTIP awards are sized taking into consideration (i) that the purpose of the awards is primarily to incentivize future performance rather than to differentiate and reward immediate past performance, so they will not vary significantly from year to year, and (ii) NEOs with similar level of responsibility receive similarly sized awards. The LTIP award granted to Mr. Rob Berkley was higher than his 2015 award, and the award granted to Mr. Wm. Berkley was lower than his 2015 award, reflecting that 2016 marked the first full year in their new roles since transition of the CEO role on October 31, 2015.

The levels of performance required to produce a maximum payout have proven to be rigorous and challenging in recent years. For the last three completed LTIP cycles, the payouts as a percentage of maximum potential value were as follows:

	2006 – 2010 Cycle	2008 – 2012 Cycle	2011 – 2015(1) Cycle

Payout (% of Maximum)	98%	57%	79%
(1)	Prior to 2014, LTIP awards were granted approximately every 30 months rather than annually.

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COMPENSATION DISCUSSION AND ANALYSIS

For LTIP awards currently outstanding, the accrued payout values as of December 31, 2016 as a percentage of the maximum potential value are summarized as follows:

	2013 – 2017 Cycle	2014 – 2018 Cycle	2015 – 2019 Cycle	2016 – 2020 Cycle

Years Completed in 5-Year Cycle	4	3	2	1
Accrued Value as of December 31, 2016 (% of Maximum)	65%	47%	34%	17%

The Company moved to annual grant cycles beginning in 2014. Accruals for amounts earned under open LTIP cycles are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the year that the amounts are earned (as required by SEC rules, even though the awards are not paid out until the end of the cycle, and may be forfeited). The values for 2016 in the Summary Compensation Table on pages 72-73 include amounts earned in 2016 under the 2013-2017, 2014-2018, 2015-2019, and 2016-2020 performance cycles.

Severance and Change in Control Benefits

The Company generally does not have any contracts, agreements, plans or arrangements that provide for severance or similar payments to the NEOs at, following, or in connection with any termination of employment (other than the benefits noted above in the discussion of the Executive Chairman’s Supplemental Benefits Agreement). However, the following agreements provide for certain benefits upon specific termination events:

Termination Event	Treatment

Death or Disability

➢    Legacy Time-Vested RSUs: Vest pro-rata based on the portion of the vesting period completed.

➢    Performance-Based RSUs: Vest pro-rata based on the portion of the performance period completed, assuming target performance.

➢    LTIP: Earned value determined as of the last completed fiscal year-end, and distributed in cash within 90 days.

Termination for Cause	➢ All Awards: Forfeit unvested portion.

Other Termination (For change in control, see paragraphs below)

➢    Legacy Time-Vested RSUs: Forfeit unvested portion unless vesting is accelerated by the Compensation Committee upon retirement.

➢    2014 Performance-Based RSUs: If after year three of the performance period, pro-rata vesting based on actual performance through the most recent fiscal year end (forfeit if before completion of year three of the performance period).

➢    2015 and 2016 Performance-Based RSUs: Forfeit unvested portion.

➢    LTIP: For termination due to eligible retirement or by the Company for other than cause, earned value determined as of the last completed fiscal-year end, and distributed in cash within 90 days. For other terminations, forfeit.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers, including the NEOs. Therefore, the Compensation Committee believes that appropriate change in control provisions are important tools for aligning executive officers’ interests in change in

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COMPENSATION DISCUSSION AND ANALYSIS

control scenarios with those of stockholders. These provisions allow our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

Beginning in 2014, in response to stockholder feedback, RSU and LTIP awards include “double trigger” treatment upon a change in control rather than vesting or paying out automatically in the event of a change in control. If the holder’s employment is terminated by the Company without “cause” or by the holder for “good reason” (each as defined in the award agreements) within 18 months following the change in control, the unvested RSUs will vest (in an amount corresponding to an assumed achievement of “target” performance, for performance-based RSUs) and the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the termination. However, in the limited circumstances that LTIP awards are not assumed or substituted in connection with a change in control, then the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change in control.

With respect to RSU and LTIP awards granted prior to 2014, upon a change in control of the Company as described in the various plan documents, such RSUs will become fully vested and settled in full, and the value of such LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change in control and paid to the participant within 90 days following the last day of the performance period that ends upon the change in control.

For additional detail, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 77-79 below.

Other Policies and Considerations

The Company maintains other policies and practices related to executive compensation and governance, including the following:

➢

Clawback. The Compensation Committee has mandated recapture provisions for RSUs and LTIP units, if award recipients (including the NEOs) engage in misconduct (no restatement of financial statements required) or competitive actions (as those terms are defined in the applicable award agreements).

➢	Stock Ownership. Our NEOs are required to hold shares in the following amounts:

–	CEO: 10 times base salary

–	Executive Chairman: 10 times base salary

–	Other NEOs: 3 times base salary

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COMPENSATION DISCUSSION AND ANALYSIS

All of our NEOs hold stock well in excess of their guideline amounts as noted in the following table:

Eligible Shares Owned for Purposes of Stock Ownership Guidelines

Name	Guideline	Guideline (# of Shares)(1)	Eligible Shares Owned – as of 3/20/2017(2)	Eligible Shares Owned (% of Guideline)

Mr. Rob Berkley	10x base salary	150,353	1,222,118	813%

Mr. Wm. Berkley	10x base salary	150,353	16,369,189	10,887%

Mr. Baio	3x base salary	24,808	35,863	145%

Mr. Ballard	3x base salary	29,319	252,431	861%

Mr. Lederman	3x base salary	29,319	310,666	1,060%

Mr. Shiel	3x base salary	29,319	267,888	914%
(1)	Based on the December 31, 2016 closing stock price of $66.51 as reported by the NYSE.
(2)	Based on shares that are owned by the NEO (as described below), less any pledged shares.

Shares counting toward meeting these ownership guidelines include: shares that are owned by the executive; shares that are beneficially owned by the executive, such as shares in “street name” through a broker or shares held in trust; shares underlying unvested or vested and deferred RSUs; and other unvested or vested and deferred equity awards denominated in common stock, excluding pledged shares and unvested performance-based RSUs. Covered executives have five years from the date the executive became an NEO to come into compliance with the guidelines.

➢

Prohibition on Hedging. The Company’s senior officers, as well as the presidents and chief financial officers of the Company’s operating units, are prohibited from hedging and other derivative transactions with respect to the Company’s common stock.

➢	Restrictions on Pledging. Shares used in fulfillment of the stock ownership guidelines may not be pledged or otherwise encumbered. In addition, vested but mandatorily deferred RSUs may not be pledged.

➢

Tax and Accounting Considerations. When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Code. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Code, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably

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COMPENSATION DISCUSSION AND ANALYSIS

practicable and consistent with its other compensation objectives. As a result most of the Company’s compensation programs are generally intended to qualify for deductibility under Section 162(m) of the Code, including annual cash bonuses, LTIP awards, and performance-based RSUs (but not time-vested RSUs). As noted above, RSU awards are mandatorily deferred upon vesting, so tax-deductibility will often be preserved even for legacy time-vested awards.

Section 409A of the Code requires programs that allow executives to defer a portion of their current income — such as the Deferred Compensation Plan for Officers — to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, which requires the Company to recognize compensation expense for share-based payments (including RSUs).

68	W. R. Berkley Corporation

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee

Mary C. Farrell, Chairwoman

Mark E. Brockbank

George G. Daly

April 5, 2017

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2017 Proxy Statement	69

DISCUSSION OF RISK AND COMPENSATION PLANS

Discussion of Risk and Compensation Plans

The Company has implemented a variety of practices, policies, and incentive design features that are intended to ensure that employees are not encouraged to take unnecessary or excessive risks. As a result, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. These practices, policies and incentive design features include:

➢	Multi-year equity vesting and multi-year performance periods (discussed on page 53 of this proxy statement).

➢	Non-formulaic performance-based annual cash bonuses (discussed on pages 49 and 57-60 of this proxy statement).

➢	Clawback practices (discussed on pages 53-54 and 66 of this proxy statement).

➢	Stock ownership guidelines for NEOs (discussed on pages 66-67 of this proxy statement).

➢	Review of pledging of shares in excess of ownership guidelines by Executive Chairman (discussed below).

➢	Unsecured and unfunded deferred compensation program (discussed on page 54 of this proxy statement).

➢	Prohibition on hedging and restrictions on pledging of shares held by executives (discussed on page 67 of this proxy statement).

➢	Mandatory deferral of vested RSUs for all NEOs and other senior officers (discussed on page 54 of this proxy statement).

As part of its contribution to risk oversight, the Compensation Committee periodically reviews the pledging of shares in excess of the ownership guidelines by the Executive Chairman and reports to the Board of Directors. The Compensation Committee has noted that Mr. Wm. Berkley has not sold a share of the Company’s stock since 1969, other than in connection with cashless exercises of stock options or to cover taxes on vested restricted stock units from time to time, and has a strong track record of managing his pledged shares: through all economic environments, including the 2008-2009 financial crisis, he has never been required to sell any shares. His pledging actions are not designed to shift or hedge any economic risk associated with his ownership of the Company’s shares. He has pledged shares from time to time because he did not want to reduce his significant ownership stake and weaken his alignment with the Company’s stockholders.

Mr. Wm. Berkley has significantly reduced the number of shares pledged over the past few years, including an additional almost 3.4 million shares since 2016. This reduction in his pledged holdings totals approximately 9.7 million shares, or an approximately 53% decline, since 2011. Moreover, his unpledged holdings total almost 16.4 million shares with an approximate market value exceeding $1.2 billion as of March 20, 2017, which represents 109 times the Company’s stock ownership guidelines for the Executive Chairman. The Compensation Committee and the Board of Directors review this issue annually and are comfortable that, due to Mr. Wm. Berkley’s overall financial position, including the approximately 16.4 million unpledged shares that represent more than 65% of his total ownership, his pledging of a portion of his shares does not create a material risk to the Company. Recognizing the steps Mr. Wm. Berkley has taken to significantly reduce the number of his pledged shares and his very substantial

70	W. R. Berkley Corporation

DISCUSSION OF RISK AND COMPENSATION PLANS

unpledged shares, the Compensation Committee has determined that requiring Mr. Wm. Berkley to eliminate his pledging could have an adverse impact on the Company and its stockholders if he were to sell the shares as a result. Accordingly, the Compensation Committee reaffirmed its belief that it would be counterproductive for the Company’s Executive Chairman to sell shares of the Company to reduce his pledged shares.

2017 Proxy Statement	71

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer of the Company, each person who served as Chief Financial Officer of the Company during 2016 and the three other highest paid executive officers of the Company.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
W. Robert Berkley, Jr.	2016	993,769			3,575,396	5,312,850	481,274	(5)(6)	10,363,290
President and Chief	2015	850,000	—		3,194,346	3,815,350	400,470		8,260,165
Executive Officer	2014	850,000	—		3,201,770	3,908,101	384,514		8,344,386
William R. Berkley	2016	1,000,000	—		3,575,396	7,347,200	514,354	(5)(6)	12,436,950
Executive Chairman	2015	1,000,000	—		5,405,798	9,246,400	487,213		16,139,411
of the Board	2014	1,000,000	—		5,418,380	10,723,159	532,255		17,673,794
Richard M. Baio(7)	2016	497,981	330,000	(8)	330,037	205,380	45,778	(6)	1,409,176
Senior Vice President —
Chief Financial Officer and Treasurer
Eugene G. Ballard	2016	650,000	200,000	(8)	522,564	483,070	59,459	(6)	1,915,094
Executive Vice President —	2015	645,833	415,000		491,671	537,050	55,712		2,145,266
Finance and former Chief Financial Officer	2014	625,000	425,000		492,580	565,395	60,191		2,168,166
Ira S. Lederman	2016	650,000			522,564	913,070	63,187	(5)(6)	2,148,821
Executive Vice President	2015	645,833	—		491,671	952,050	55,712		2,145,266
and Secretary	2014	625,000	—		492,580	990,395	60,191		2,168,166
James G. Shiel	2016	650,000			522,564	908,070	59,459	(6)	2,140,094
Executive Vice President —	2015	645,833	—		491,671	952,050	55,712		2,145,266
Investments	2014	625,000	—		492,580	990,395	60,191		2,168,166
(1)

This column reflects each NEO’s principal position as of the date of this proxy statement. Mr. Baio transitioned from Vice President and Treasurer of the Company to Senior Vice President — Chief Financial Officer and Treasurer of the Company effective May 25, 2016.

(2)	Any amounts deferred, whether pursuant to a plan established under Section 401(k) of the Code or otherwise, are included for the year in which earned.
(3)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.
For 2016, all of the stock awards reported in the Stock Awards column are performance-based RSUs. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported by the NYSE on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which depends on the extent to which the RSUs are earned and the market value of the Company’s common stock on a date in the future when the RSUs are settled.
(4)

This column includes the dollar amount of bonus awards earned by Messrs. Rob Berkley, Wm. Berkley, Lederman and Shiel for performance during 2016 under the 2007 Annual Incentive Compensation Plan of $2.5 million, $3.5 million, $430,000 and $425,000, respectively. These awards were paid in March 2017. This column also includes the dollar amounts contingently earned during 2016 with respect to awards granted to each of the NEOs prior to 2017 pursuant to the LTIP, subject to the terms and conditions of the individual LTIP agreements. See the 2016 Grants of Plan-Based Awards table below for information relating to the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan, the successor to the 2007 Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 24 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

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EXECUTIVE COMPENSATION

(5)

This amount includes (i) Company director fees of $90,000 and 3,000 vested shares of the Company’s common stock awarded to directors on May 25, 2016, having a grant date fair value of $169,590 (calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the date of grant), payable to each of Messrs. Rob Berkley and Wm. Berkley; (ii) the incremental cost to the Company related to personal use of Company-owned aircraft by Mr. Rob Berkley ($131,286), Mr. Wm. Berkley ($69,624) and Mr. Lederman ($3,727); and (iii) for Mr. Wm. Berkley only, secretarial and administrative assistant expenses of $94,421. To increase productivity and for reasons of security and personal safety, the Board of Directors has required Messrs. Rob Berkley and Wm. Berkley to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses.

(6)

For Messrs. Rob Berkley, Wm. Berkley, Baio, Ballard, Lederman and Shiel this amount includes Company contributions to the Profit Sharing Plan of $23,850 each, and payments under the Benefit Replacement Plan of $66,069, $66,629, $21,448, $35,129, $35,129 and $35,129, respectively. For each of Messrs. Rob Berkley, Baio, Ballard, Lederman and Shiel this amount includes premiums of $480 for term life insurance, for Mr. Wm. Berkley it includes premiums of $240 for term life insurance. Pursuant to SEC rules, dividend equivalents on vested and deferred RSUs are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards (and such dividend equivalents have been excluded from the amounts reported under the column “All Other Compensation”).

(7)

Mr. Baio was not a named executive officer prior to 2016. In accordance with SEC regulations, only compensation information starting in the fiscal year in which an individual became a named executive officer is reported in the Summary Compensation Table.

(8)	This amount represents the discretionary annual cash incentive bonus paid to Messrs. Baio and Ballard for 2016.

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs in 2016 (portions of which are reflected to the extent required in the Summary Compensation Table):

2016 Grants of Plan-Based Awards

Name	Units (#)	Plan Name (Grant Date)	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance- Based RSU Awards(3) ($)
				Threshold (#)	Target (#)	Maximum (#)
W. Robert Berkley, Jr.	—	2007 Annual Incentive Compensation Plan(1)	10,000,000
	35,000	2014 Long Term Incentive Plan(2)	3,500,000
	55,477	2012 Stock Incentive Plan (08/05/2016 Grant Date)		44,381	55,477	61,024	3,575,396
William R. Berkley	—	2007 Annual Incentive Compensation Plan(1)	10,000,000
	35,000	2014 Long Term Incentive Plan(2)	3,500,000
	55,477	2012 Stock Incentive Plan (08/05/2016 Grant Date)		44,381	55,477	61,024	3,575,396
Richard M. Baio	2,500	2014 Long Term Incentive Plan(2)	250,000
	5,121	2012 Stock Incentive Plan (08/05/2016 Grant Date)		4,097	5,121	5,633	330,037
Eugene G. Ballard	4,500	2014 Long Term Incentive Plan(2)	450,000
	8,109	2012 Stock Incentive Plan (08/05/2016 Grant Date)		6,487	8,109	8,919	522,564

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EXECUTIVE COMPENSATION

Name	Units (#)	Plan Name (Grant Date)	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance- Based RSU Awards(3) ($)
				Threshold (#)	Target (#)	Maximum (#)
Ira S. Lederman	—	2007 Annual Incentive Compensation Plan(1)	1,344,657
	4,500	2014 Long Term Incentive Plan(2)	450,000
	8,109	2012 Stock Incentive Plan (08/05/2016 Grant Date)		6,487	8,109	8,919	522,564
James G. Shiel	—	2007 Annual Incentive Compensation Plan(1)	1,344,657
	4,500	2014 Long Term Incentive Plan(2)	450,000
	8,109	2012 Stock Incentive Plan (08/05/2016 Grant Date)		6,487	8,109	8,919	522,564
(1)

Because of the nature of these bonus awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table. These amounts represented the potential maximum value of the annual cash bonus awards for 2016 under the 2007 Annual Incentive Compensation Plan, which was, for each of Messrs. Rob Berkley and Wm. Berkley, 1.5% of the Company’s pre-tax income, and for each of Messrs. Lederman and Shiel, 0.15% of the Company’s pre-tax income, in each case subject to a cap of $10 million per individual. The amount of annual cash incentive bonus actually awarded for the year, however, is determined by the Compensation Committee, which may exercise discretion to pay less (but not more) than the maximums. For 2016, the Compensation Committee exercised its discretion to award lesser amounts under the plan and the actual amount of bonus awards paid to Messrs. Rob Berkley, Wm. Berkley, Lederman and Shiel for performance during 2016 under the 2007 Annual Incentive Compensation Plan was $2.5 million, $3.5 million, $430,000 and $425,000, respectively (representing 25.0%, 35.0%, 32.0% and 32.0%, respectively, of their maximum potential bonus awards), and such amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Each of these LTIP awards had no value at the time of grant. Because of the nature of the LTIP award design, there is no target or minimum threshold performance level. As such, the “Threshold” and “Target” columns have been omitted from this table. In order to earn the maximum value for each LTIP unit, a 12.5% average annual increase in book value per share, as defined in the LTIP agreement, must be attained over the five-year period. The future payout value for each LTIP unit is determined by multiplying the amount by which the ending per-share book value of the Company’s common stock exceeds the beginning per-share book value of the Company’s common stock over the five-year performance period by a factor of 3.29, subject to a maximum per-LTIP unit value of $100.00. The aggregate dollar value of the award to each NEO at payout will be the product of that per-LTIP unit value and the number of LTIP units awarded to the NEO. The dollar value of the awards will be paid to the executives at the end of the five-year performance period, subject to earlier payout of the earned value (i) upon death or a termination of employment on account of disability or eligible retirement, by the Company without cause, or, following a change in control, by the NEO for good reason, or (ii) upon a change in control if the LTIP units are not assumed or substituted in connection with such change in control, in each case where such earned value will be based on the per-LTIP unit value as of the end of the fiscal year immediately preceding the year in which such death, termination or change in control occurs. An NEO’s LTIP units will be forfeited if certain continued employment conditions are not satisfied through the end of the performance period. An NEO’s LTIP units may also be forfeited or subject to recapture if such executive engages in misconduct or violates certain non-competition provisions of the award during the performance period and for two years following the end of the performance period.

(3)

This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The performance-based RSUs provide an opportunity for employees to receive shares of the Company’s common stock if a performance measure is met for three separate three-year performance periods (over five years) beginning in 2016, 2017, and 2018. For each performance period, if the minimum performance measure is not met, no award is earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the date of grant. These performance-based RSUs vest, to the extent earned, at the end of each three-year performance period, with a total period of five years required for awards to vest in full. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). For additional information regarding performance-based RSUs, see above under the heading “Compensation Discussion and Analysis — Additional Design Information — Long Term Incentives” on pages 53-54.

For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be received by the NEOs.

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Outstanding Equity Awards

The following table provides information on the holdings of unvested stock awards by the NEOs as of December 31, 2016. This table includes only stock awards, as no NEO held any option awards as of December 31, 2016. Each equity grant is shown separately for each NEO. The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2016, which was $66.51, as reported on the NYSE.

Outstanding Equity Awards at Fiscal 2016 Year-End

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Robert Berkley, Jr.	09/26/2012	135,000	(1)	8,978,850
	08/05/2014				65,000	(2)	4,323,150
	08/05/2015				51,810	(2)	3,445,884
	08/05/2016				55,477	(2)	3,689,775
William R. Berkley	09/26/2012	250,000	(1)	16,627,500
	08/05/2014				110,000	(2)	7,316,100
	08/05/2015				87,679	(2)	5,831,531
	08/05/2016				55,477	(2)	3,689,775
Richard M. Baio	08/07/2012	9,500	(1)	631,845
	08/05/2014				4,500	(1)	299,295
	08/05/2015				3,658	(1)	243,294
	08/05/2016				5,121	(2)	340,598
Eugene G. Ballard	09/26/2012	22,500	(1)	1,496,475
	08/05/2014				10,000	(2)	665,100
	08/05/2015				7,975	(2)	530,418
	08/05/2016				8,109	(2)	539,330
Ira S. Lederman	09/26/2012	22,500	(1)	1,496,475
	08/05/2014				10,000	(2)	665,100
	08/05/2015				7,975	(2)	530,418
	08/05/2016				8,109	(2)	539,330
James G. Shiel	09/26/2012	22,500	(1)	1,496,475
	08/05/2014				10,000	(2)	665,100
	08/05/2015				7,975	(2)	530,418
	08/05/2016				8,109	(2)	539,330
(1)

Represents RSUs, each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. The RSUs granted in 2012 will vest in full in one installment generally on the fifth anniversary of their respective grant dates, provided the NEO remains employed by the Company on the vesting date. The RSUs granted to Mr. Baio in 2014 and 2015 will vest in three equal installments on the third, fourth and fifth anniversaries of their respective grant dates, provided he remains employed by the Company on the vesting date. If an NEO separates from service prior to the vesting date on account of death, disability or as otherwise determined by the

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EXECUTIVE COMPENSATION

Compensation Committee, a pro rata share of the number of RSUs granted to him shall vest and be distributed to him generally 90 days (or in some cases, six months) following such termination date. Upon a separation from service for any other reason prior to vesting, all unvested RSUs will expire and be forfeited for no consideration. In addition, vested RSUs may be subject to recapture by the Company in certain circumstances. As such, the NEOs may never realize the full value of these RSUs if such forfeiture or recapture occurs. In the event of a change in control of the Company (as defined in the RSU agreements), all RSUs would vest in full and the shares of common stock underlying each RSU would be delivered to the NEOs. The Compensation Committee may generally accelerate the vesting of any or all RSUs at any time. These amounts do not include vested RSUs, the receipt of which has been mandatorily deferred.

(2)

Represents performance-based RSUs, each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. These performance-based RSUs will vest, to the extent earned, at the end of the five-year performance period, for awards granted in 2014, and at the end of three separate three-year performance periods (over five years), for awards granted in 2015 and 2016, provided the NEO remains employed by the Company on the relevant vesting date. For each performance period, at least a portion of these performance-based RSUs will be earned if a minimum performance requirement is met for that performance period. If the minimum performance requirement is not met, no award will be earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). The number and market value of the performance-based RSUs reported in the table above have been calculated based on target performance level.

Option Exercises and Stock Vested

During the year ended December 31, 2016, no NEO exercised any stock options, and no stock awards (e.g., RSUs) vested for any NEO.

Non-Qualified Deferred Compensation

The table below provides information on the year-end balances of amounts deferred in prior years by the NEOs under the Deferred Compensation Plan for Officers.

Non-Qualified Deferred Compensation for 2016

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(1)(2)
W. Robert Berkley, Jr.	—	—
William R. Berkley	83,527	2,431,036
Richard M. Baio	—	—
Eugene G. Ballard	54,149	1,575,976
Ira S. Lederman	90,291	2,627,879
James G. Shiel	47,941	1,395,304
(1)	These amounts are accrued, but are not secured or funded by the Company.
(2)

Does not include the following vested RSUs (the receipt of which has been mandatorily deferred until the earlier of the respective NEO’s separation from service or a change in control): Mr. Rob Berkley — 437,373 RSUs; Mr. Wm. Berkley — 1,554,000 RSUs; Mr. Baio — 15,366 RSUs; Mr. Ballard — 127,195 RSUs; Mr. Lederman — 127,195 RSUs; and Mr. Shiel — 114,357 RSUs. These RSUs are fully vested, but delivery of the underlying shares has been mandatorily deferred until the NEO’s separation of service from the Company in order to align the NEO’s financial interests with those of the Company’s stockholders during the NEO’s employment.

The amounts set forth in the table above were deferred pursuant to the Company’s Deferred Compensation Plan for Officers in which the NEOs are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, annual cash bonus compensation, and excess profit sharing contribution for any year. Amounts deferred will accrue at a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the

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deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). For 2016, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase.

Potential Payments Upon Termination or Change in Control

Except as described in “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above with respect to RSUs and LTIP awards, the Company does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. None of the NEOs has an employment agreement with the Company, and none of them, other than Mr. Wm. Berkley, has a change in control agreement with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a change in control had occurred or if an NEO’s employment had terminated on December 31, 2016. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

During the two-year period following Mr. Wm. Berkley’s termination as provided in the Supplemental Benefits Agreement or, if longer, the period that he performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Wm. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $800,000 per annum, and that the cost associated with the benefits to be provided upon request would be $160,000 per annum. After his termination, Mr. Wm. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the actuarial present value of the cost to be $300,000. The estimated benefit to Mr. Wm. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change in control occurring on December 31, 2016, does not include any gross-up as provided under the agreement because Mr. Wm. Berkley would not have been subject to the excise tax under Section 4999 of the Code.

The Supplemental Benefits Agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Please see “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above (including the table on pages 65-66), for a description of the effects, with respect to all the NEOs, of a change in control or termination of employment as described in the various plan documents.

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EXECUTIVE COMPENSATION

The following table provides the value, based upon the Company’s stock price, of RSUs and dividend equivalent awards that would become vested (but not the value of any already vested and deferred RSUs that would be settled), as well as the value of all performance units awarded under the LTIP, upon (A) a change in control, (B) a change in control and termination, (C) if the NEO had died or become disabled or (D) if the NEO had a qualified retirement or was terminated by the Company for a reason other than cause, in each case as of December 31, 2016.

Potential Termination or Change in Control Payments Under RSUs and the LTIP

Name	RSUs ($)(1)	LTIP ($)(2)	Total ($)
W. Robert Berkley, Jr.
Change in Control	8,978,850	2,909,750	11,888,600
Change in Control and Termination(3)	11,458,766	1,358,700	12,817,466
Death or Disability	11,400,239	4,268,450	15,668,689
Qualified Retirement or Other than for Cause Termination	—	4,268,450	4,268,450
William R. Berkley
Change in Control	16,627,500	4,655,600	21,283,100
Change in Control and Termination(3)	16,837,363	1,811,600	18,648,963
Death or Disability	20,244,432	6,467,200	26,711,632
Qualified Retirement or Other than for Cause Termination	—	6,467,200	6,467,200
Richard M. Baio
Change in Control	631,845	232,780	864,625
Change in Control and Termination(3)	883,180	90,580	973,760
Death or Disability	826,044	323,360	1,149,404
Qualified Retirement or Other than for Cause Termination	—	323,360	323,360
Eugene G. Ballard
Change in Control	1,496,475	581,950	2,078,425
Change in Control and Termination(3)	1,734,792	226,450	1,961,242
Death or Disability	1,849,191	808,400	2,657,591
Qualified Retirement or Other than for Cause Termination	—	808,400	808,400
Ira S. Lederman
Change in Control	1,496,475	581,950	2,078,425
Change in Control and Termination(3)	1,734,792	226,450	1,961,242
Death or Disability	1,849,191	808,400	2,657,591
Qualified Retirement or Other than for Cause Termination	—	808,400	808,400
James G. Shiel
Change in Control	1,496,475	581,950	2,078,425
Change in Control and Termination(3)	1,734,792	226,450	1,961,242
Death or Disability	1,849,191	808,400	2,657,591
Qualified Retirement or Other than for Cause Termination	—	808,400	808,400
(1)

The amounts reported in this column include: (A) the value of time-based RSUs, which (i) vest in full upon a change in control of the Company, and (ii) vest pro-rata upon the NEO’s death or disability; and (B) the value of performance-based RSUs, which (i) vest in full upon a termination of the NEO by the Company without cause or by the NEO for good reason, in each case within 18 months following a change in control of the Company, and (ii) vest pro-rata upon the NEO’s death or disability. For these purposes, pursuant to the individual award agreements, performance-based RSUs are deemed earned at the target level of performance.

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In addition, upon a termination of the NEO by the Company without cause or by the NEO for good reason, in each case within 18 months following a change in control of the Company, the dividend equivalent awards granted in 2015 will be deemed earned based on target level of performance and will become vested and immediately payable in a lump-sum upon the date of such termination. Because these dividend equivalent rights relate to dividends payable on our common stock for periods commencing January 1, 2017 and January 1, 2018, and ending on the vesting date of the 2014 performance-based RSUs, no amount is reported in the table in respect of dividend equivalent payments.
In addition, if one of the NEOs were to die or become disabled, his dividend equivalent awards granted in 2015 will be deemed earned based on target level of performance, will vest on a pro-rata basis and become immediately payable in a lump-sum.
(2)

The amounts reported in this column are based on the value of LTIP units on December 31, 2015, the end of the fiscal year immediately prior to the fiscal year in which the termination or change in control is deemed to have occurred for purposes of this table. Had a change in control occurred on or after January 1, 2017, the LTIP value including the amount earned during 2016 would have been as follows for the NEOs: Mr. Rob Berkley — $4,032,000; Mr. Wm. Berkley — $6,451,200; Mr. Baio — $322,560; Mr. Ballard — $806,400; Mr. Lederman — $806,400; and Mr. Shiel — $806,400. Had a change in control and termination occurred on or after January 1, 2017, the LTIP value including the amount earned during 2016 would have been as follows for the NEOs: Mr. Rob Berkley — $3,049,300; Mr. Wm. Berkley — $3,863,200; Mr. Baio — $206,180; Mr. Ballard — $485,070; Mr. Lederman — $485,070; and Mr. Shiel — $485,070.

(3)	Double-trigger awards were granted beginning in 2014.

Certain of the NEOs participate in the Deferred Compensation Plan for Officers, which permits the deferral of their base salary, bonus compensation, and excess profit sharing contribution for any year. The last column of the Non-Qualified Deferred Compensation for 2016 table on page 76 reports each NEO’s aggregate balance at December 31, 2016. The NEOs are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs, assuming a separation from service on December 31, 2016, would differ from those shown in the Nonqualified Deferred Compensation table for 2016 to some small degree to account for such interest. Mandatorily deferred RSUs that previously vested will be distributed to the recipient 90 days (or, in some cases, six months) following such separation from service.

Director Compensation

For 2016, our directors were compensated in accordance with the following table:

Compensation Element*
Annual Stipend	$84,000, paid in four equal quarterly payments
Annual Equity Grant	3,000 shares of the Company’s common stock, issued on the date of the Company’s Annual Meeting
Annual Stipend for Audit and Compensation Committee Members	$5,000
Annual Committee Chair Fee	$35,000 for each of the Audit and Compensation Committees
Board Meeting Fee	$1,500 for each meeting attended
Audit and Compensation Committee Meeting Fee	$1,000 for each substantive meeting attended
Stock Retention Guideline	Each director is to hold Annual Equity Grant shares until such time he or she is no longer serving as a member of the Company’s Board
Stock Ownership Guideline	Each director, within four years of becoming a director, is required to own an amount of the Company’s common stock equal to five times the Annual Stipend
*	All compensation elements, except the Annual Equity Grant, may be deferred at the director’s option. At year-end 2016, all directors’ stock ownership exceeded the amount required by the Stock Ownership Guideline.

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EXECUTIVE COMPENSATION

The Company also maintains the Deferred Compensation Plan for Directors pursuant to which directors may elect to defer all or a portion of their retainer and/or meeting fees for any year. Amounts deferred may, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the director’s separation from service with the Board of Directors. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board of Directors. Upon the death of a director, the director’s deferred account balance will be distributed within 60 days following death. For 2016, the Compensation Committee determined that interest on the deferred amounts would accrue at the prime rate of interest reported by JPMorgan Chase.

The following table shows for the year ended December 31, 2016, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Christopher L. Augostini	104,000	169,590	273,590
Ronald E. Blaylock	104,000	169,590	273,590
Mark E. Brockbank	101,000	169,590	270,590
George G. Daly	101,000	169,590	270,590
Mary C. Farrell	136,000	169,590	305,590
Jack H. Nusbaum	90,000	169,590	259,590
Mark L. Shapiro	139,000	169,590	308,590
(1)	Represents the fair value of 3,000 shares of the Company’s common stock on May 25, 2016, the date of grant ($56.53 per share) as reported on the NYSE.

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Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2016, including the W. R. Berkley Corporation 2003 Stock Incentive Plan, the W. R. Berkley Corporation 2012 Stock Incentive Plan and the W. R. Berkley Corporation 2009 Directors Stock Plan. The table also includes information regarding 750,942 RSUs awarded to officers of the Company and its subsidiaries (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	8,208,653	(1)	—	(2)	4,284,067
Equity compensation plans not approved by stockholders	750,942	(3)	—	(2)	—
Total	8,959,595		—	(2)	4,284,067
(1)	Represents 4,862,098 unvested RSUs and 3,346,555 vested RSUs that have been mandatorily or voluntarily deferred pursuant to their terms.
(2)	Outstanding securities consist solely of RSUs that become issuable without any cash payment required for such shares.
(3)

Represents RSUs, each of which represents the right to receive one share of common stock following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to participants in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. All of these RSUs vested in full in one installment on April 4, 2008. In the event of a change in control of the Company (as defined in the RSU agreements), the shares of common stock underlying each RSU will be delivered to participants. The following list sets forth the names of the NEOs who received such RSUs on April 4, 2003 and the number of RSUs each individual received (as adjusted for subsequent stock splits): Mr. Rob Berkley — 33,750; Mr. Wm. Berkley — 455,625; Mr. Ballard — 33,750; Mr. Lederman — 33,750; and Mr. Shiel — 25,313. In addition, an aggregate of 168,754 RSUs were granted to 11 other officers of the Company and its subsidiaries. For additional information, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

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AUDIT COMMITTEE REPORT

Audit Committee Report

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2016, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2016 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Auditing Standards No. 16, Communications with Audit Committees. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG LLP’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for 2016. The Audit Committee has selected, and the Board of Directors has ratified, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Audit Committee

Mark L. Shapiro, Chairman

Christopher L. Augostini

Ronald E. Blaylock

April 5, 2017

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG for its professional services provided in 2016 and 2015 were as follows:

Type of Fees	2016	2015
Audit fees(1)	$9,165,032	$8,784,616
Audit-related fees(2)	130,847	90,757
Tax fees(3)	138,202	110,137
All other fees(4)	124,731	—

Total fees	$9,558,812	$8,985,510
(1)

Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities. KPMG performs an annual audit for many of our insurance company subsidiaries that are each required to file audited financial statements with their respective domiciliary insurance regulator.

(2)	Audit-related fees consist of fees associated with actuarial attestations, and the audit of the profit sharing plans.
(3)	Tax fees consist of fees for tax consultations and tax compliance services.
(4)	All other fees consist of fees for other non-audit related services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2016 were approved by the Audit Committee in accordance with this policy.

2017 Proxy Statement	83

PRINCIPAL STOCKHOLDERS

Principal Stockholders

The following table sets forth as of March 20, 2017 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

William R. Berkley 475 Steamboat Road Greenwich, CT 06830	25,007,450	(1)	20.0%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	10,068,277	(2)	8.0%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	8,241,237	(3)	6.6%

Eagle Capital Management, LLC 499 Park Avenue, 17th Floor New York, NY 10022	6,681,525	(4)	5.3%

First Eagle Investment Management, LLC 1345 Avenue of the Americas New York, NY 10105	6,605,793	(5)	5.3%
(1)

Includes 3,010,590 shares of common stock held by Mr. Wm. Berkley; 19,872,307 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 260,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 1,804,000 shares of common stock underlying RSUs (1,554,000 of which have vested (the receipt of which has been deferred), and 250,000 of which vest on August 7, 2017); and 60,553 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Does not include (a) 110,000 target amount of shares of common stock underlying performance-based RSUs granted in 2014 which vest, to the extent earned, on August 5, 2019; (b) 87,679 target amount of shares of common stock underlying performance-based RSUs granted in 2015 which vest, to the extent earned, in thirds on August 5, 2018, 2019 and 2020; or (c) 55,477 target amount of shares of common stock underlying performance-based RSUs granted in 2016 which vest, to the extent earned, in thirds on August 5, 2019, 2020 and 2021. Also does not include 4,087,731 shares held by a rabbi trust holding shares deliverable upon settlement of vested but mandatorily deferred RSUs, other than the 1,554,000 shares underlying Mr. Wm. Berkley’s vested RSUs described above.

(2)

Information as of December 31, 2016 based on a Schedule 13G/A, dated January 27, 2017, filed with the SEC on behalf of BlackRock, Inc. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 9,169,586 shares and sole dispositive power as to all 10,068,277 shares.

(3)

Information as of December 31, 2016 based on a Schedule 13G/A, dated February 9, 2017, filed with the SEC on behalf of The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 84,953 shares, shared voting power as to 21,913 shares, sole dispositive power as to 8,146,775 shares and shared dispositive power as to 94,462 shares.

(4)

Information as of December 31, 2016 based on a Schedule 13G/A, dated February 14, 2017, filed with the SEC on behalf of Eagle Capital Management, LLC. The Schedule 13G/A discloses that Eagle Capital Management, LLC had sole voting power as to 5,554,034 shares and sole dispositive power as to all 6,681,525 shares.

(5)

Information as of December 31, 2016 based on a Schedule 13G/A, dated February 7, 2017, filed with the SEC on behalf of First Eagle Investment Management, LLC. The Schedule 13G/A discloses that First Eagle Investment Management, LLC had sole voting power as to 6,281,264 shares and sole dispositive power as to all 6,605,793 shares.

84	W. R. Berkley Corporation

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 20, 2017 regarding ownership by all directors, director nominees and executive officers of the Company, as a group, and each director and director nominee and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
All directors and executive officers as a group (15 persons)	27,730,846	(1)(2)(3)	22.1%
William R. Berkley	25,007,450	(1)(2)	20.0%
W. Robert Berkley, Jr.	1,222,118	(2)(4)	*
Christopher L. Augostini	15,000	(5)	*
Richard M. Baio	35,863	(2)(6)	*
Eugene G. Ballard	252,431	(2)	*
Ronald E. Blaylock	26,285	(7)	*
Mark E. Brockbank	629,606	(8)	*
George G. Daly	40,822		*
Mary C. Farrell	30,000		*
María Luisa Ferré	—		*
Ira S. Lederman	310,666	(2)(9)	*
Jack H. Nusbaum	89,825		*
Mark L. Shapiro	48,833	(10)	*
James G. Shiel	266,288	(2)	*
*	Less than 1%.
(1)

Includes 3,010,590 shares of common stock held by Mr. Wm. Berkley; 19,872,307 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 260,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 1,804,000 shares of common stock underlying RSUs (1,554,000 of which have vested (the receipt of which has been deferred), and 250,000 of which vest on August 7, 2017); and 60,553 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 25,007,450 shares, 8,638,261 shares are pledged as security.

(2)

The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Ballard, Lederman and Shiel include shares of common stock underlying RSUs in the following share amounts for each individual, but do not include 4,087,031 shares held by a rabbi trust holding shares deliverable upon settlement of vested but mandatorily deferred RSUs, except to extent shares underlying such vested RSUs are included in the table below:

Name	Vested RSUs (Receipt Deferred)	Unvested Time-Based RSUs
W. Robert Berkley, Jr.	437,373	135,000
William R. Berkley	1,554,000	250,000
Richard M. Baio	15,366	17,658
Eugene G. Ballard	127,195	22,500
Ira S. Lederman	127,195	22,500
James G. Shiel	114,357	22,500

The unvested time-based RSUs for the NEOs shown in the table above are each scheduled to vest on August 7, 2017, except for Mr. Baio’s unvested time-based RSUs which are scheduled to vest as follows: 1,500 on August 5, 2017; 9,500 on August 7, 2017; 2,719 on each of August 5, 2018 and August 5, 2019; and 1,220 on August 5, 2020.

2017 Proxy Statement	85

PRINCIPAL STOCKHOLDERS

The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Ballard, Lederman and Shiel do not include shares of common stock underlying performance-based RSUs in the following target share amounts for each individual that are scheduled to vest, to the extent earned, as follows:

Name	Unvested Performance- Based RSUs Vesting August 5, 2018	Unvested Performance- Based RSUs Vesting August 5, 2019	Unvested Performance- Based RSUs Vesting August 5, 2020	Unvested Performance- Based RSUs Vesting August 5, 2021
W. Robert Berkley, Jr.	17,270	100,762	35,762	18,492
William R. Berkley	29,226	157,718	47,719	18,492
Richard M. Baio	—	1,707	1,707	1,707
Eugene G. Ballard	2,658	15,361	5,362	2,702
Ira S. Lederman	2,658	15,361	5,362	2,702
James G. Shiel	2,658	15,361	5,362	2,702

(3)

The amounts shown for all directors and executive officers as a group (i) include an aggregate of 484,217 shares of common stock underlying RSUs, which are subject to forfeiture until vested and (ii) do not include 4,087,731 shares held by a rabbi trust holding shares deliverable upon settlement of vested but mandatorily deferred RSUs, except to the extent such shares underlying vested RSUs for the NEOs are included as described in footnote (2) above. Of the 27,730,846 shares, 8,644,891 shares are pledged as security.

(4)	Includes 260,000 shares of common stock held by a trust of which Mr. Rob Berkley is a trustee.
(5)	Does not include amounts deferred by Mr. Augostini under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 2,177 shares.
(6)	Includes 2,839 shares held in 401(k) account.
(7)	Of the 26,285 shares, 6,630 shares are pledged as security.
(8)

Includes 603,106 shares held in a corporation wholly owned by Mr. Brockbank. Does not include amounts deferred by Mr. Brockbank under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 20,863 shares as of April 3, 2017.

(9)	Includes 160,971 shares of common stock held by certain trusts of which Mr. Lederman is a trustee.
(10)	All such shares of common stock are held by a trust of which Mr. Shapiro is a trustee.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities without obtaining prior regulatory approval.

86	W. R. Berkley Corporation

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the year ended December 31, 2016.

Other Matters to Come Before the Meeting

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto.

2017 Proxy Statement	87

GENERAL INFORMATION

General Information

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of our common stock at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. This proxy statement and the Annual Report also give you information on these issues so that you can make an informed decision.

Our Board of Directors has made this proxy statement, proxy card and Annual Report available to you on the Internet because you own shares of W. R. Berkley Corporation common stock, in addition to delivering printed versions of this proxy statement, proxy card and the Annual Report to certain stockholders by mail.

When you vote by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning the proxy card, you appoint Eugene G. Ballard and Ira S. Lederman, and either of them, as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them. If an issue that is not on the proxy card comes up for vote, they will vote your shares in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials (“Notice”) in the mail instead of a printed set of proxy materials?

The SEC has adopted rules that permit us to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. We are sending the Notice to certain record stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement and our Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet.

If you received a paper copy of this proxy statement by mail and you wish to receive a Notice for next year’s Annual Meeting either in paper form or electronically via e-mail, you can elect to receive a paper Notice by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the Notice and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To manage how you receive materials for future annual meetings, you may elect to receive electronic proxy and Annual Report access or a paper Notice, or you may elect to receive paper delivery of a full set of future proxy materials, by visiting www.proxyvote.com.

88	W. R. Berkley Corporation

GENERAL INFORMATION

Who is entitled to vote?

Holders of our common stock at the close of business on March 20, 2017 are entitled to vote. We refer to March 20, 2017 as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on May 16, 2017 and will be accessible for ten days prior to the meeting at our principal place of business, 475 Steamboat Road, Greenwich, Connecticut, between the hours of 9:00 a.m. and 5:00 p.m.

How do I vote?

You may vote by using the Internet, by telephone or, if you received a proxy card by mail, by mail as described below. You also may attend the meeting and vote in person. If you hold shares of our common stock through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

➢

You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 15, 2017. Easy to follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

➢

You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 15, 2017. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

➢	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be provided to any stockholder of record as of the record date who wants to vote at the Annual Meeting. However, if you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record (such as your bank or broker) to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to voting of the shares represented by your proxy. You may do this by:

➢	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

➢	sending written notice of revocation to our corporate Secretary at 475 Steamboat Road, Greenwich, Connecticut 06830; or

➢	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not by itself revoke a proxy.

2017 Proxy Statement	89

GENERAL INFORMATION

How are the votes counted?

Votes cast by proxy will be tabulated by Broadridge Financial Solutions, Inc. Votes cast in person at the Annual Meeting will be tabulated by the inspectors of election appointed at the Annual Meeting, who will also determine whether a quorum is present.

How many votes do we need to hold the Annual Meeting?

The holders of a majority of our common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

On what items am I voting?

You are being asked to vote on four items:

➢

the election of three directors nominated by the Board of Directors and named in this proxy statement to hold office, for two of the nominees (Messrs. Nusbaum and Shapiro), for a term of three years until the Annual Meeting in 2020, and for one nominee (Ms. Ferré), for a term of one year until the Annual Meeting in 2018, in each case until their successors are duly elected and qualified;

➢

a resolution approving the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, or “say-on-pay” vote, which vote shall be on a non-binding advisory basis;

➢	the frequency with which “say-on-pay” votes should be held in the future, which vote shall be on a non-binding advisory basis; and

➢	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2017.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

➢	vote FOR the election of the three nominees for director;

➢	vote AGAINST the election of the three nominees;

➢	vote FOR one or more of the nominees and vote AGAINST the remaining nominees; or

➢	ABSTAIN from voting for the three nominees.

90	W. R. Berkley Corporation

GENERAL INFORMATION

The election of directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting (i.e., that the number of shares voted “FOR” such director’s election exceeds the number of shares voted “AGAINST” that director’s election). If you abstain from voting, it will have no effect on the vote. If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

What happens if an incumbent director nominated for reelection for director is not reelected?

If an incumbent director nominated for reelection is not reelected at the meeting by the required vote, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. Our Corporate Governance Guidelines provide that, in the event that an incumbent director is nominated and not reelected, (i) such director shall promptly tender his or her resignation in writing to the Board of Directors, subject to acceptance by the Board of Directors; and (ii) our Nominating and Corporate Governance Committee shall consider such resignation and recommend to the Board of Directors the action to be taken with respect to such resignation. Within 90 days following certification of the election results, the Board of Directors must act on the tendered resignation. Under our Corporate Governance Guidelines, if the Board of Directors does not accept the resignation, the Board will publicly disclose its reasons for not accepting the resignation, and the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the Board accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with our By-Laws.

What happens if a nominee is unable to serve if elected?

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than three nominees.

How may I vote for the say-on-pay proposal?

With respect to the say-on-pay proposal, you may:

➢	vote FOR the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

➢	vote AGAINST the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; or

➢	ABSTAIN from voting on the resolution.

2017 Proxy Statement	91

GENERAL INFORMATION

The approval of the say-on-pay proposal requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

As with the vote for nominees for director described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the say-on-pay proposal. Accordingly, if you want your shares to be voted on the say-on-pay proposal, it is important that you provide voting instructions to your bank or broker. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

How may I vote for the proposal on the frequency of say-on-pay vote?

With respect to the proposal on the frequency of say-on-pay votes, you may:

➢

vote, on a non-binding advisory basis, that future non-binding stockholder advisory votes on the compensation of the Company’s named executive officers listed in the annual proxy statement should occur EVERY YEAR;

➢

vote, on a non-binding advisory basis, that future non-binding stockholder advisory votes on the compensation of the Company’s named executive officers listed in the annual proxy statement should occur EVERY TWO YEARS;

➢

vote, on a non-binding advisory basis, that future non-binding stockholder advisory votes on the compensation of the Company’s named executive officers listed in the annual proxy statement should occur EVERY THREE YEARS; or

➢	ABSTAIN from voting on the resolution.

This matter is being submitted to enable stockholders to express a preference as to whether future non-binding, advisory votes on executive compensation should be held every year, every two years, or every three years. Therefore, the vote required to “approve” the proposal is not applicable to this matter. If you abstain from voting on the proposal, it will be treated as not expressing any preference.

As with the vote for nominees for director and the say-on-pay proposal described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares on the proposal for the frequency of say-on-pay votes. If you do not instruct your bank or broker how to vote your shares, it will be treated as not expressing any preference. Accordingly, if you want your shares to be voted to express a preference as to the frequency of future non-binding, advisory votes on executive compensation, it is important that you provide voting instructions to your bank or broker. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

92	W. R. Berkley Corporation

GENERAL INFORMATION

How may I vote for the ratification of the appointment of the Company’s independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

➢	vote FOR the proposal;

➢	vote AGAINST the proposal; or

➢	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. However, unlike the other proposals in this proxy statement, absent instructions from you, banks and brokers do have the authority to vote your shares with respect to the ratification and appointment of our independent registered public accountants and may do so in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

➢	FOR all three director nominees;

➢	FOR the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

➢

on a non-binding advisory basis, that future non-binding stockholder advisory votes on the compensation of the Company’s named executive officers listed in the annual proxy statement should occur EVERY YEAR; and

➢	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you hold shares registered in your own name, and not through a bank or broker, and you return a signed card but do not provide voting instructions, your shares will be voted FOR all three director nominees, FOR the resolution approving the compensation of the Company’s named executive officers on a non-binding advisory basis, FOR the frequency of the vote on the compensation of the Company’s named executive officers on a non-binding advisory basis to be EVERY YEAR and FOR the ratification of the appointment of our independent registered public accountants.

2017 Proxy Statement	93

GENERAL INFORMATION

Will my shares be voted if I do not vote?

If you own shares of our common stock and you do not vote (either in person at the Annual Meeting, by using the Internet, by telephone or, if you received a proxy card by mail, by signing and returning your proxy card by mail), or if you own shares through a bank or broker and do not provide voting instructions, then your shares will not be voted and will not count in deciding any matter, except that your bank or broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm.

The election of directors, the proposal regarding say-on-pay and the proposal regarding the frequency of say-on-pay votes are not considered routine matters under NYSE rules relating to voting by banks and brokers. Accordingly, if a bank or brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to these proposals, the Bank or brokerage firm cannot vote the shares on that matter. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote for election of directors. Regarding the say-on-pay proposal, abstentions will have the same effect as a vote “Against” and, regarding the say-on-frequency proposal, abstentions will have no effect. In either case, broker non-votes will have no effect.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of the close of business on March 20, 2017) and a valid form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

Proxies are being solicited on behalf of our Board of Directors. The expense of the solicitation of the proxies on behalf of the Board of Directors will be paid by the Company. We have engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies from stockholders for a fee estimated at $8,000, plus expenses. In addition to the use of the mails, proxies may be solicited in person or by mail, telephone, facsimile or electronic transmission by our regular employees without additional compensation, as well as by Okapi employees. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials, including the Notice, to the beneficial owners of our common stock.

94	W. R. Berkley Corporation

OUTSTANDING STOCK AND VOTING RIGHTS

Outstanding Stock and Voting Rights

Only stockholders of record at the close of business on March 20, 2017 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of our common stock outstanding and entitled to vote on that date was 125,305,910 shares of common stock. Each such share is entitled to one vote. At March 20, 2017, our executive officers and directors owned or controlled approximately 19.9% of our outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” above.

If a submitted proxy (other than a broker non-vote) does not specify a vote for or against a proposal, the persons named therein will vote “FOR” the election of the director nominees listed above, “FOR” the resolution approving the compensation of our named executive officers, on a non-binding advisory basis, “FOR” the resolution approving the frequency of say-on-pay votes to be “EVERY YEAR,” on a non-binding advisory basis, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

2017 Proxy Statement	95

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS

Stockholder Nominations for Board Membership and Other Proposals

It is anticipated that the next Annual Meeting after the one scheduled for May 16, 2017 will be held on or about May 31, 2018. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company. In the case of the Annual Meeting to be held in 2018, such notice must be furnished no earlier than February 15, 2018 and no later than March 17, 2018. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2017 Annual Meeting, the named proxies will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2018, such proposal must be received by the Secretary of the Company by December 7, 2017 in the form required under and subject to the other requirements of the applicable rules of the SEC. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2016; (ii) Corporate Governance Guidelines; (iii) Code of Ethics and Business Conduct; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.wrberkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

WILLIAM R. BERKLEY

Executive Chairman

96	W. R. Berkley Corporation

ANNEX A

Reconciliation of Non-GAAP Financial Measures

We have included certain non-GAAP financial measures in this proxy statement. “Operating income” is a non-GAAP financial measure defined as net income (which we believe is the most directly comparable GAAP measure) excluding after-tax net investment gains and related expenses. Management believes that excluding after-tax net investment gains and related expenses provides a useful indicator of trends in the Company’s underlying operations. We also use operating income to calculate “operating income per diluted share” and “operating return on equity.”

The following is a reconciliation of net income available to common stockholders to operating income available to common stockholders.

	Fiscal Year Ended December 31,
Reconciliation of Net Income to Operating Income	2014	2015	2016
	($ in thousands; unaudited)
Net Income	$648,884	$503,694	$601,916
Pre-tax investment (gains), net of related expenses	$(246,688)	$(88,827)	$(257,200)
Income tax expense	$86,341	$31,090	$92,718
Operating income after tax	$488,537	$445,957	$437,434

“Operating return on equity” is a non-GAAP financial measure defined as operating income divided by beginning of year stockholders’ equity.

“Operating income per diluted share” is a non-GAAP financial measure defined as operating income divided by weighted average diluted common shares outstanding.

The following is a reconciliation of net income available to common stockholders to pre-tax income available to common stockholders.

	Fiscal Year Ended December 31,
Reconciliation of Net Income to Pre-Tax Income	2014	2015	2016
	($ in thousands; unaudited)
Net Income	$648,884	$503,694	$601,916
Income tax expense	$302,593	$227,923	$202,953
Pre-tax income	$951,477	$731,617	$894,869

“Pre-tax return on equity” is a non-GAAP financial measure defined as pre-tax income divided by beginning of year stockholders’ equity.

“Pre-tax income per diluted share” is a non-GAAP financial measure defined as pre-tax income divided by weighted average diluted common shares outstanding.

2017 Proxy Statement	A-1

ANNEX A

Forward-Looking Statements

This proxy statement and those documents incorporated by reference herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “potential,” “continued,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this proxy statement, including statements related to our outlook for the industry and for our performance for the year 2017 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to:

➢	the cyclical nature of the property casualty insurance industry;

➢	the impact of significant competition including new alternative entrants to the industry;

➢	the long-tail and potentially volatile nature of the insurance and reinsurance business;

➢	product demand and pricing;

➢	claims development and the process of estimating reserves;

➢

investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, real estate, merger arbitrage, energy related and private equity investments;

➢	the effects of emerging claim and coverage issues;

➢	the uncertain nature of damage theories and loss amounts;

➢	natural and man-made catastrophic losses, including as a result of terrorist activities;

➢	general economic and market activities, including inflation, interest rates and volatility in the credit and capital markets;

➢

the impact of the conditions in the financial markets and the global economy, and the potential effect of legislative, regulatory, accounting or other initiatives taken in response, on our results and financial condition;

➢	foreign currency and political risks (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to our international operations;

➢	our ability to attract and retain key personnel and qualified employees;

➢	continued availability of capital and financing;

➢	the success of our new ventures or acquisitions and the availability of other opportunities;

➢	the availability of reinsurance;

➢	our retention under the Terrorism Risk Insurance Program Reauthorization Act of 2015;

➢	the ability or willingness of our reinsurers to pay reinsurance recoverables owed to us;

A-2	W. R. Berkley Corporation

➢	other legislative and regulatory developments, including those related to business practices in the insurance industry;

➢	credit risk relating to our policyholders, independent agents and brokers;

➢	changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies;

➢	the availability of dividends from our insurance company subsidiaries;

➢	potential difficulties with technology and/or data security;

➢	the effectiveness of our controls to ensure compliance with guidelines, policies and legal and regulatory standards; and

➢	other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2016 and from time to time in our other filings with the SEC.

We describe some of these risks and uncertainties in greater detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016. These risks and uncertainties could cause our actual results for the year 2017 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our revenues would not necessarily result in commensurate levels of earnings. Our future financial performance is dependent upon factors discussed elsewhere in this proxy statement and the documents incorporated by reference herein. Forward-looking statements speak only as of the date on which they are made.

2017 Proxy Statement	A-3

W. R. BERKLEY CORPORATION

ATTN: IRA S. LEDERMAN, SECRETARY

475 STEAMBOAT ROAD

GREENWICH, CT 06830

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees	For	Against	Abstain
1A	Maria Luisa Ferré	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
1B	Jack H. Nusbaum	☐	☐	☐	3.	Non-binding advisory vote on the frequency of future votes on the compensation of the Company’s named executive officers ☐	☐	☐	☐
1C	Mark L. Shapiro	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	Non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote	☐	☐	☐	4.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)				☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10K-Wrap is/are available at www.proxyvote.com

W. R. BERKLEY CORPORATION Annual Meeting of Stockholders May 16, 2017 1:00 PM This proxy is solicited by the Board of Directors

The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints EUGENE G. BALLARD and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on May 16, 2017 at 1:00 p.m., and at any adjournment of such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side